AGREEMENT OF PURCHASE AND SALE

MOTELS OF AMERICA LLC, Seller

and

SUPERTEL LIMITED PARTNERSHIP, Purchaser

Dated: As of November 10, 2006

Page

ARTICLE 1	PURCHASE AND SALE OF THE PROPERTY
1.1	Property	1
1.2	Excepted Items	2
ARTICLE 2	PURCHASE PRICE
2.1	Purchase Price	2
2.2	Escrow Agent	3
2.3	Allocation of Purchase Price	3
ARTICLE 3	TITLE AND SURVEY
3.1	Permitted Encumbrances	3
3.2	Title	4
3.3	Objections	4
3.4	Discharge of Liens	5
3.5	Title Insurance Costs	6
ARTICLE 4	CLOSING DATE
4.1	Closing	6
ARTICLE 5	DUE DILIGENCE
5.1	Review Period	6
5.2	Inspection of Real Estate	7
5.3	Insurance	7
5.4	Normal Business Hours	7
5.5	Risk of Loss	7
5.6	Termination During Review Period	8
5.7	Return of Deposit	8
5.8	Return of Records; Tests	8
5.9	No Exclusion	8
ARTICLE 6	SELLER’S REPRESENTATIONS, WARRANTIES AND AGREEMENTS
6.1	Representations and Warranties	8
6.2	Accuracy and Survival - Seller	11

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(continued)

Page

6.3	Limitation on Damages	12
ARTICLE 7	PURCHASER’S REPRESENTATIONS, WARRANTIES AND COVENANTS
7.1	Purchaser’s Duty of Review	12
7.2	Warranties and Representations	12
7.3	Accuracy and Survival - Purchaser	13
7.4	Covenants of Purchaser	13
ARTICLE 8	DEFAULTS; FAILURE TO PERFORM; LIQUIDATED DAMAGES
8.1	PURCHASER’S DEFAULT	14
8.2	Seller’s Default	14
8.3	Survival	14
ARTICLE 9	CLOSING DOCUMENTS
9.1	Seller’s Documents	15
9.2	Purchaser’s Documents	16
ARTICLE 10	RISK OF LOSS
10.1	Casualty	17
10.2	Improvements	17
10.3	Condemnation	18
ARTICLE 11	CONDITION “AS IS”; NO FURTHER REPRESENTATIONS
11.1	“As Is”	18
ARTICLE 12	ASSIGNMENT OF CERTAIN CONTRACTS, LICENSES AND PERMITS
12.1	Permits and Licenses	19
12.2	Assumption of Contracts	19
ARTICLE 13	OPERATIONS PRIOR TO CLOSING
13.1	Operation	19
13.2	Maintenance	20
13.3	Insurance	20
13.4	New Agreements	20

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(continued)

Page

13.5	New Reservations	20
13.6	Permits and Licenses	20
13.7	Transition	20
13.8	Unpaid Bills	21
ARTICLE 14	INVENTORY OF PERSONAL PROPERTY
14.1	Inventory Prior to Closing	21
ARTICLE 15	PRORATIONS; ADJUSTMENTS, POST-CLOSING ESCROW; COSTS
15.1	Prorations	21
15.2	Adjustments	26
15.3	Closing Statement	26
15.4	Costs	26
15.5	Special Assessments	26
ARTICLE 16	BROKERAGE
16.1	Broker	26
ARTICLE 17	THE DEPOSIT - ESCROW
17.1	Escrow Agent	27
ARTICLE 18	MERGER OF UNDERSTANDINGS
18.1	Merger	29
ARTICLE 19	MISCELLANEOUS
19.1	Recordation	29
19.2	Insufficient Funds	29
19.3	Entire Agreement	29
19.4	Waiver	30
19.5	Assignment	30
19.6	Captions	30
19.7	Parties in Interest	30
19.8	Notices	30
19.9	Choice of Law	32

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(continued)

Page

19.10	Survival	32
19.11	Construction	32
19.12	Attorneys’ Fees	32
19.13	Time of the Essence	32
19.14	Reporting Requirements	32
19.15	Counterparts	33
19.16	Enforceability	33
19.17	Amendment	33
19.18	Incorporation of Exhibits	33
ARTICLE 20	CONFIDENTIALITY
20.1	Confidentiality	33
20.2	Exclusions	34
20.3	Survival	35
ARTICLE 21	DEFINITIONS
21.1	Definitions	35

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AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT, made as of the 10th day of November, 2006, by and between MOTELS OF AMERICA LLC (“MOA”), a Delaware limited liability company having an address at 156 East 56th Street, New York, New York 10019 (“Seller”) and SUPERTEL LIMITED PARTNERSHIP, a Virginia Limited Partnership, having an address at 309 N. 5th Street, Norfolk, Nebraska 68701 (“Purchaser”).

W I T N E S S E T H :

ARTICLE 1

PURCHASE AND SALE OF THE PROPERTY

1.1Property. Seller hereby agrees to sell to Purchaser and Purchaser agrees to purchase from Seller, upon the terms and conditions set forth in this Agreement, all of Seller’s right, title and interest in the Land, Improvements, Personal Property, Warranties and Guaranties, Assumed Contracts, Permits and Licenses, Inventory, Reservations and Intangible Property (all as such terms are hereinafter defined) relating to each of those certain five (5) motel properties identified generally by name and address on Exhibit A attached hereto and made a part hereof (individually, a “Property” and collectively, the “Property”) which Property is more particularly described as follows:

1.1.1           Land. Those certain tracts or parcel of land described on Exhibits A-1 through A-5, attached hereto and made a part hereof, together with the Appurtenant Easements (collectively, the “Land”).

1.1.2           Improvements. The Improvements (the Land and Improvements, collectively, the “Real Estate”).

1.1.3           Personal Property. The Personal Property and all replacements, substitutions and additions of and to the Personal Property, including, without limitation, those items set forth on Exhibits B-1 through B-5 attached hereto and made a part hereof (the Land, Improvements and Personal Property relating to each Property, a “Hotel” and collectively, the “Hotels”).

1.1.4           Warranties and Guaranties. Seller’s interest, if any and to the extent assignable, in, to and under all unexpired warranties, guaranties, indemnities and sureties, which are related to the use or operation of the Hotels (the “Warranties and Guaranties”).

1.1.5           Assumed Contracts. The Assumed Contracts relating to the use or operation of the Hotels.

1.1.6           Permits and Licenses. The Permits and Licenses, to the extent assignable, relating to the use or operation of the Hotels.

1.1.7           Inventory. Opened or unopened supplies and other depletable or usable goods and merchandise customarily held in inventory in connection with the use or operation of the Hotels, including, paper goods, brochures, office supplies, food, beverages, merchandise, china, glassware, flatware, linens, uniforms, towels, deodorizers, detergents, chemicals, soaps, gasoline, fuel oil, and all other guest supplies (including guest room amenities) located at the Hotels (collectively, the “Inventory”).

1.1.8           Reservations. All guest room and other reservations and bookings for dates on or after Closing, as hereinafter defined, as the same may be amended, canceled and renewed (the “Reservations”).

1.1.9           Intangible. Except as otherwise provided in this Agreement, Seller’s interest, if any and to the extent assignable, in and to all intangible property owned by Seller and used in connection with the use or operation of the Hotels (collectively, the “Intangible Property”).

1.2        Excepted Items. Notwithstanding anything to the contrary contained in this Agreement, the Excepted Items are not included in this sale or in the definition of Property.

ARTICLE 2

PURCHASE PRICE

2.1        Purchase Price. The Purchase Price for the Property is TWENTY-FOUR MILLION and 00/100 ($24,000,000.00) DOLLARS, payable as follows:

2.1.1           FIVE HUNDRED THOUSAND and 00/100 ($500,000.00) DOLLARS (the “Deposit”) upon the execution and delivery of this Agreement by wire transfer of immediately available federal funds to (or by check, subject to collection, payable to the order of) Escrow Agent, as hereinafter defined; and

2.1.2           TWENTY-THREE MILLION FIVE HUNDRED THOUSAND and 00/100 ($23,500,000.00) DOLLARS upon Closing, by wire transfer of immediately available federal funds to an account designated by MOA.

2.2              Escrow Agent. The Deposit shall be held in escrow (and disbursed) by the Escrow Agent together with interest thereon, if any, pursuant to the provisions of ARTICLE 17 hereof. At Closing, Purchaser and Seller shall execute and deliver mutually acceptable escrow instructions to the Escrow Agent consistent with the provisions of this Agreement.

2.3        Allocation of Purchase Price. Seller and Purchaser shall, prior to Closing, use good faith efforts to agree upon the allocation of the Purchase Price among the real and personal property included within the Property and the values so agreed upon shall be reflected in the documentary fee, recording tax, transfer tax and sales tax, if any, paid or payable at Closing.

ARTICLE 3

TITLE AND SURVEY

3.1        Permitted Encumbrances. The Property shall be transferred at Closing subject to each and all of the following (the “Permitted Encumbrances”):

3.1.1           Covenants and Restrictions. All covenants, restrictions, easements, reservations and agreements of record set forth on Exhibit C attached hereto and made a part hereof and all other covenants, restrictions, easements, reservations and agreements of record, if any, provided such other covenants, restrictions, easements, reservations and agreements do not materially adversely affect the use of any Hotel as a motel/hotel.

3.1.2           Applicable Laws. Any and all present and future zoning restrictions, regulations, requirements, laws, ordinances, resolutions and orders of any city, county, town or village in which the Property lies and of all boards, bureaus, commissions, departments and bodies of any municipal, county, state or federal sovereign or other governmental authority now or hereafter having or acquiring jurisdiction of the Property or the use and improvement thereof.

3.1.3           Surveys. Such state of facts as shown on those surveys described on Exhibit D, attached hereto and made a part hereof, and any other state of facts which a current accurate survey of any Hotel would show, provided that such other state of facts would not materially adversely affect the use of a Hotel as a motel/hotel.

3.1.4           Physical Inspection. Any state of facts a physical inspection of the Hotels would show.

3.1.5           Real Estate Taxes. Real estate taxes, water and sewer charges and other taxes for the fiscal year in which the Closing occurs.

3.1.6	Utility Companies. Rights of utility companies, if any.

3.1.7           Leases. The leases set forth on Exhibit E attached hereto and made a part hereof (the “Leases”).

3.2        Title. At Closing, Seller agrees to convey to Purchaser, and Purchaser agrees to accept, title to the Real Estate in such form as (a) LandAmerica Lawyers Title Corp., having an office at 1850 North Central Avenue, Suite 300, Phoenix, Arizona 85004 or (b) any other national title insurance company doing business in the States where the Property is located (the “Title Company”) would be willing to insure, subject only to the Permitted Encumbrances. Purchaser will deliver to Seller’s attorneys promptly after the receipt thereof, a commitment for title insurance (the “Commitment”) with respect to each Property from the Title Company, together with copies of all title reports, certificates, updates, UCC searches and surveys obtained by Purchaser in connection therewith.

3.3        Objections. If any Commitment, any amendments or supplements thereto, or any title reports, certificates, updates, UCC searches or surveys (collectively, the “Search Items”), discloses any lien or encumbrances on (or defect in the Seller’s title to) the Real Estate, other than the Permitted Encumbrances, to which Purchaser objects, Purchaser shall notify Seller in writing of such objection (the “Objection Notice”) in detail within five (5) business days after receipt by Purchaser of any such Search Item. If Purchaser fails to timely give an Objection Notice, Purchaser shall be deemed to have approved all matters to which Purchaser may have objected in such Objection Notice if given timely. If Purchaser timely gives the Objection Notice, Seller shall have the right, but not the obligation, to indicate which matters, if any, identified in the Objection Notice will be addressed (and the manner in which such matters will be addressed) by Closing by giving written notice thereof (“Seller’s Response”) to Purchaser within three (3) business days after receipt by Seller of an Objection Notice. Seller’s failure to give timely Seller’s Response shall be deemed to constitute Seller’s election not to address any of the matters set forth in the Objection Notice. If Seller elects to address any such matter it shall do so in a manner reasonably acceptable to Purchaser. If Seller elects (or is deemed to have elected) not to address any such matter, or having elected to do so fails to address any such matter in a manner reasonably acceptable to Purchaser, then Purchaser shall have the options set forth in subparagraph (ii) below of this paragraph 3.3. Seller shall have and be entitled to a reasonable adjournment of the Closing (not to exceed sixty (60) days), within which to address such objections, and it is mutually agreed and covenanted that any matter shown in any Search Item, not set forth in an Objection Notice is waived as an objection to title and shall be deemed included within the Permitted Encumbrances as if set forth in Section 3.1. Notwithstanding anything to the contrary, Seller shall have no obligation to remove any such matters to which Purchaser objects in an Objection Notice if the expense to Seller to remove such matters exceeds (a) FIFTY THOUSAND and 00/100 ($50,000.00) DOLLARS in the aggregate with respect to a Property and (b) TWO HUNDRED FIFTY THOUSAND and 00/100 ($250,000.00) DOLLARS in the aggregate with respect to all the Property, except that Seller shall cause the Title Company to agree to omit from any policy of title insurance to be issued to Purchaser at Closing, pursuant to the Commitment, any mortgage liens encumbering a Property, including, without limitation, the mortgage liens held by iStar Financial, Inc. and Alpha Capital LLC (collectively, the “Liens to be Discharged”). Other than the Liens to be Discharged, if Seller (i) is unable or unwilling to remove any such matters aggregating more than FIFTY THOUSAND and 00/100 ($50,000.00) DOLLARS with respect to a Property or TWO HUNDRED FIFTY THOUSAND and 00/100 ($250,000.00) DOLLARS for all the Property or fails to cause the Title Insurance Company to remove same from Purchaser’s title insurance policy or (ii) is unable to convey the Property as herein agreed to be conveyed, Purchaser shall have the option of either (1) waiving Purchaser’s objection to such matters and proceeding with the Closing and accepting title subject to such matters without any abatement or reduction to the Purchase Price; or (2) rejecting the title and receiving a return of the Deposit, whereupon all liability and obligations hereunder shall terminate, except those expressly stated to survive termination hereof, and this Agreement and all rights of Purchaser herein and to the Property shall become null and void. Without limiting the generality of the foregoing, Seller shall not be obligated to bring any action or proceeding to remove any matters to which Purchaser objects in an Objection Notice.

3.4        Discharge of Liens. Any lien or encumbrance or apparent lien or encumbrance appearing of record against the Property which can be discharged by the payment of money, shall not be an objection to title provided Seller allows to Purchaser, as an adjustment to the Purchase Price at the time of Closing, the amount thereof. A lien or encumbrance, dischargeable by satisfaction, shall not be deemed an objection to title if at the time of the Closing Seller shall cause to be delivered either (a) a duly executed and acknowledged satisfaction along with the filing fee or (b) a payoff letter and the appropriate funds to satisfy the lien or encumbrance, both of which shall be in form satisfactory to and delivered to the Title Insurance Company at the Closing sufficient to cause the Title Insurance Company to delete such lien or encumbrance from any policy of title insurance to be issued to Purchaser. Seller shall have the right to apply the proceeds of the sale to the satisfaction of the lien or encumbrance, but shall not be under any obligation to do so, except as expressly required under the terms of this Agreement. Notwithstanding anything to the contrary contained within this ARTICLE 3, no matter shall be an objection to title if the Title Company is willing to insure the Property without exception therefor or affirmatively insure against collection out of the Property by reason thereof.

3.5        Title Insurance Costs. Purchaser shall pay at Closing all costs incurred in connection with Purchaser obtaining (a) any policy of title insurance issued by the Title Company to Purchaser, (b) any endorsements thereto and (c) any surveys of the Property.

ARTICLE 4

CLOSING DATE

4.1        Closing. The closing of title under this Agreement (the “Closing”) shall take place on or before the earlier of (a) twenty (20) days after written notice from Purchaser and (b) January 10, 2007 (the “Closing Date”) (unless otherwise agreed by the parties hereto) and shall be conducted by an escrow closing through the Title Company. In furtherance of such Closing, Seller and Purchaser shall each deposit, in escrow, with the Title Company, all monies, closing documents and other items required to consummate the Closing pursuant to this Agreement at least one (1) business day prior to the Closing Date in order to assure that the Purchase Price be paid by wire transfer on the Closing Date. Seller and Purchaser shall endeavor, in good faith, to compile and calculate all required prorations and adjustments, and to prepare (or cause the Title Company to prepare) a settlement statement no later than one (1) business day prior to the Closing Date.

ARTICLE 5

DUE DILIGENCE

5.1        Review Period. Purchaser shall have a period (the “Review Period”) beginning on the date of this Agreement and expiring on December 10, 2006 to conduct and complete (subject to the provisions hereinafter set forth in this ARTICLE 5, at Purchaser’s sole costs and expense, (a) a physical examination of the Property, (b) a review of Seller’s books and records for the preceding three (3) years relating to the Property, (c) a review of the Permitted Encumbrances and Surveys, (d) a Phase I and, if deemed necessary, a Phase II Environmental Inspection of the Property, (e) a review of all zoning and building codes of each governmental authority having jurisdiction over the property, and (f) such other reviews and inspections as Purchaser shall deem necessary or desirable to determine if the Property is satisfactory to Purchaser in all respects.

5.2        Inspection of Real Estate. Purchaser shall have the right to inspect the Property to satisfy itself that the Property, as of the date of such inspection, is in good operating condition and repair. Such inspection may include performing environmental, engineering and other noninvasive tests at Purchaser’s discretion, upon notice to and approval by Seller, such approval not to be unreasonably withheld. Purchaser acknowledges that Seller makes no representation or warranty with respect to the foregoing or in any manner in connection with the condition or operation of the Property, except as specifically set forth in this Agreement. Purchaser shall bear the cost of all inspections and any repairs necessary by reason of such inspections referred to in this paragraph.

5.3        Insurance. Prior to any entry or inspection in, on or with respect to the Property, Purchaser shall (a) procure (and thereafter maintain at all times prior to Closing), at its sole cost and expense, a policy of commercial general liability insurance in customary form (which shall provide coverage of Purchaser’s indemnification obligations under this Agreement to the extent reasonably available) regarding Purchaser’s entry and inspection in, on and with respect to the Property, contemplated under this Agreement, issued by an insurance company having a Best’s rating of not less than A- in an amount equal to not less than ONE MILLION and 00/100 ($1,000,000.00) DOLLARS, naming Seller as an additional insured and providing that the insurer shall endeavor to notify the insured and Seller not less than thirty (30) days in advance of any cancellation of such policy, and (b) provide Seller with a valid certificate of insurance reflecting that such insurance is in full force and effect and provides coverage on a basis which satisfies all of the requirements of this paragraph.

5.4        Normal Business Hours. Purchaser shall conduct any inspections only during normal business hours, unless otherwise agreed in writing by Seller. Seller shall have the right to impose reasonable conditions on performance of any inspections (including, without limitation, reasonable schedule modifications) so as to minimize disturbances at the Property. Purchaser shall require all personnel involved in any inspections to sign in with Seller’s property management personnel (or such party or parties at the Property designated by Seller), when entering the Property and to sign out when leaving the Property, if applicable, and in all cases to contact Seller’s property management personnel (or a designated representative of Seller) to arrange for entry. Purchaser shall not contact any employees, contractors, vendors or suppliers of Seller without giving prior notice to and obtaining specific approval from Seller.

5.5        Risk of Loss. Purchaser expressly assumes the risk of loss or injury to Purchaser or to its representatives from entering the Property or performing inspections in, on or with respect to the Property. Purchaser hereby agrees to indemnify, defend and hold harmless Seller, its affiliates, directors, officers, employees, attorneys and agents, and their respective successors and assigns, from and against any claim and any actual damages, liability, cost and expense (including reasonable attorneys’ fees) for personal injury or property damage arising out of, in connection with or resulting from any entry or inspection by Purchaser or its representatives in, on or with respect to the Property.

5.6              Termination During Review Period. Should Purchaser determine in Purchaser’s sole discretion, that a Property is not satisfactory to Purchaser for any reason whatsoever, Purchaser shall have the right, at its election, exercised prior to the expiration of the Review Period (time being of the essence), to terminate this Agreement by written notification of such election to Seller (“Termination Notice”). Failure to deliver timely the Termination Notice shall be deemed to constitute an election to proceed to Closing of the Property in all respects.

5.7        Return of Deposit. Upon termination of this Agreement under this ARTICLE 5, Purchaser shall be entitled to the return of the Deposit, upon return of which neither Purchaser nor Seller shall have any further liability hereunder.

5.8        Return of Records; Tests. If Purchaser elects to terminate this Agreement, or otherwise fails to purchase the Property for any reason by the Closing Date, Purchaser shall, within thirty (30) days after the termination of this Agreement, deliver to Seller the results and all copies of all plans, studies, inspections or tests of the Property made by Purchaser in connection with its inspection and evaluation of the Property, including all information provided to Purchaser by Seller.

5.9        No Exclusion. Purchaser acknowledges and agrees that Seller’s obligation herein is to sell all, and not less than all, of the Property as a portfolio of five (5) properties. Accordingly, Purchaser expressly acknowledges that Seller shall have no obligation to sell, and Purchaser shall have no right hereunder to purchase, any of the Property constituting less than all of the Property, as herein contemplated.

ARTICLE 6

SELLER’S REPRESENTATIONS, WARRANTIES AND AGREEMENTS

6.1        Representations and Warranties. Seller represents, warrants and agrees that the following facts and conditions exist on the date of execution hereof by Seller and shall exist as of Closing, subject to any limitations set forth in this ARTICLE 6, and, if applicable, covenants as follows:

6.1.1           Organization. Seller is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware, authorized to transact business in the states in which each Property is located, with full power to enter into and perform this Agreement and to sell, convey, assign and transfer the Property.

6.1.2           Authorization and Non-Contravention. Seller has all requisite corporate power and authority to perform

Seller’s obligations under this Agreement and the execution, delivery, and performance of this Agreement by Seller has been duly and validly authorized by all officers or directors whose approval is required under the organizational documentation of Seller. Each person executing and delivering this Agreement and all documents to be executed and delivered in regard to the consummation of the transaction herein has due and proper authority to execute and deliver those documents. This Agreement and all documents executed and delivered by Seller in connection with the transaction herein shall constitute legal, valid and binding obligation of Seller, enforceable against Seller in accordance with their terms. No consent or approval of any person, firm, lender, corporation or governmental authority is required to be obtained by Seller in order for Seller to enter into this Agreement or to perform Seller’s obligations under this Agreement.

6.1.3           Litigation. Other than actions disclosed on Exhibit F attached hereto and made a part hereof, to the Knowledge of Seller, there are no legal actions, litigations or other proceedings of any type affecting the Property which will materially adversely affect the Purchaser upon consummation of the Closing hereunder.

6.1.4           Contracts. The Contracts identified in Exhibit G constitute all Contracts (other than Contracts otherwise disclosed in this Agreement or the Exhibits hereto) relating to the use and operation of the Hotels; it being understood that if any other Contracts are in force and effect the same shall not be deemed a breach of the foregoing if such Contract is either accepted by Purchaser or terminated by Seller, at Seller’s own cost and expense, prior to Closing.

6.1.5           FIRPTA. Seller is not a “foreign person” for purposes of the withholding rules of the Federal Deficit Reduction Act of 1984 (including Section 1445 of the Internal Revenue Code of 1954) or FIRPTA. Seller will furnish at closing the certification required by such Section of the Code regarding its status as a “foreign person.”

6.1.6           Condemnation. There are no pending (and to the Knowledge of Seller, Seller has received no written notice from any Governmental Authority threatening) condemnation or other similar proceeding affecting any Hotel or any portion thereof.

6.1.7           Leases. Other than the Leases, there are no leases affecting any of the Property. None of the Property or any of the equipment used in conjunction with the Property is leased from any third party.

6.1.8           Financial Statements. Seller has previously furnished to Purchaser (a) the audited balance sheet of Seller as of February 28, 2004 and February 28, 2003 and the audited balance sheet for the Property as of February 28, 2006 and the related statements of operations, comprehensive income (loss), members’ equity and cash flows for Seller for each of the years ended February 28, 2004 and February 28, 2003 and for the Property for the year ended February 28, 2006, together with the appropriate notes to such financial statements and the audit report thereon and (b) the unaudited balance sheet of Seller as of February 28, 2005, and the unaudited balance sheet of Seller as of February 28, 2006, and the related statements of operations, comprehensive income (loss), members’ equity and cash flows for the period then ended, together with the appropriate notes to such financial statements (collectively, the “Financial Statements”). Such Financial Statements have been prepared in conformity with GAAP consistently applied and such Financial Statements fairly present, in all material respects, the financial condition, results of operations and cash flow of Seller as of their respective dates and for the respective periods covered thereby.

6.1.9           Compliance with SEC Reporting Requirements. For a period of time commencing on the date of this Agreement and continuing through the first anniversary of the Closing Date, Seller shall, or shall cause Seller’s property manager (the “Property Manager”), as applicable, from time-to-time, upon reasonable advance written notice from Purchaser, and at Purchaser’s sole cost and expense, provide Purchaser and its representatives with reasonable access to all of Seller’s information and documentation relating to the Property, provided the same shall then be in Seller’s (or a representative or affiliate of Seller’s) possession, which information is relevant and reasonably necessary, in the opinion of the outside accountants of Purchaser, to enable Purchaser and Purchaser’s outside accountants to file financial statements, pro formas and any and all other information in compliance (at Purchaser’s cost) with any and all of (a) Rule 3-5 or 3-14 of Regulation S-X of the SEC; (b) any other rule issued by the SEC and applicable to Purchaser or its subsidiaries; and (c) any registration statement,

424(b) prospectus, report or disclosure statement filed with the SEC by or on behalf of Purchaser. Seller shall reasonably cooperate with Purchaser to cause any SEC audit requirements to be completed and delivered to Purchaser within a reasonable time period to insure that all SEC filing requirements are met, and Purchaser shall reimburse Seller for all reasonable out-of-pocket, third-party costs and expenses paid to third parties by Seller in connection therewith. Seller shall also authorize, and shall cause the Property Manager to authorize, as applicable any attorneys who have represented Seller or the Property Manager, as applicable, in material litigation pertaining to or affecting the Property to respond, at Purchaser’s expense, to inquiries from Purchaser’s representatives, attorneys and independent accounting firm. Seller shall also provide and/or shall cause the Property Manager, as applicable, to provide to Purchaser’s independent accounting firm a signed representation letter which would be sufficient to enable an independent public accountant to render an opinion on the financial statements related to the Property.

6.1.10        Employee Matters. Seller has no employment agreements, or any agreements that contain any severance or termination pay liabilities, or any obligations for any bonus, deferred compensation, or similar amounts with any of Seller’s on-site employees. Seller has no on-site employee with respect to whom there is any accrued or potential liability for sick leave or vacation pay for periods up to the Closing Date.

6.1.11        Environmental. To Seller’s knowledge, no notice has been serve on Seller from any Governmental Authority claiming any violation of or requiring compliance with any Environmental Laws.

6.2        Accuracy and Survival - Seller. All of the representations and warranties of Seller (a) are true and correct in all material respects and (b) do not contain untrue statements of a material fact or omit any material fact that would make the representations and warranties misleading in any material respect. The representations and warranties of Seller shall survive the Closing, and continue in full force and effect for a period of twelve (12) months from Closing.

6.3	Limitation on Damages.

6.3.1           Notwithstanding anything to the contrary contained in this Agreement (a) upon the consummation of the Closing, Purchaser shall be deemed to have waived any misrepresentation or breach of warranty by Seller under this

Agreement of which Purchaser was aware at Closing, whether Purchaser became aware of such misrepresentation or breach of warranty through Purchaser’s own due diligence, by reason of a notice from Seller or otherwise, and (b) no claims may be asserted by Purchaser against Seller for misrepresentation or breach of warranty under Section 6.1 of this Agreement until the aggregate dollar amount of such claims exceeds the sum of FIFTY THOUSAND and 00/100 ($50,000.00) DOLLARS and then to the full extent of such aggregate amount in excess of FIFTY THOUSAND and 00/100 ($50,000.00) DOLLARS up to a maximum of ONE MILLION and 00/100 ($1,000,000.00) DOLLARS.

6.3.2           All claims asserted by Purchaser in accordance with ARTICLE 6 of this Agreement shall be in writing and shall specify in detail the basis for such claims and the amount claimed.

ARTICLE 7

PURCHASER’S REPRESENTATIONS, WARRANTIES AND COVENANTS

7.1        Purchaser’s Duty of Review. Purchaser is entering into this Agreement in reliance on its own knowledge and familiarity with the hotel industry, and its inspection of the Property. Purchaser is not relying on any representation of Seller, its officers, shareholders or agents, except as expressly made by Seller in this Agreement or the Exhibits attached to this Agreement.

7.2        Warranties and Representations. Purchaser represents, warrants and agrees that the following facts and conditions exist on the date of execution hereof and shall exist at Closing:

7.2.1           Organization. Purchaser has been duly organized and validly existing and in good standing under the laws of the state of its formation and has the requisite power and authority to own its properties and to transact the business in which it is engaged. Purchaser has taken all necessary action to authorize the execution, delivery and performance of this Agreement and all of the documents executed and delivered by Purchaser in connection with the transaction described herein. This Agreement and all such documents shall constitute legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their terms.

7.2.2           Authority. Purchaser has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement, and no approvals or consents of any persons other than Purchaser are required in connection with this Agreement. The execution of this Agreement and consummation of the transactions contemplated hereby will not result in or continue any default or event that, with notice or lapse of time or both, would be a default, breach or violation of the organizational instruments or laws governing Purchaser or any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust, or other agreement, instrument, or arrangement to which Purchaser is a party or by which Purchaser is a party or by which Purchaser is bound.

7.3        Accuracy and Survival - Purchaser. All of the representations and warranties of Purchaser are true and correct in all material respects and do not contain untrue statements of a material fact or omit any material fact that would make the representations and warranties misleading in any material respect. The representations and warranties herein contained shall survive the closing and shall continue in full force and effect for a period of twelve (12) months from Closing.

7.4        Covenants of Purchaser. Purchaser covenants to accept and assume as of the Closing all obligations of Seller (a) with respect to the Reservations, (b) under the Assumed Contracts and (c) under the Leases. Purchaser shall execute at Closing assumption agreements with respect to the Reservations, the Intangible Property, the Assumed Contracts and the Leases in form and substance reasonably acceptable to both parties. Purchaser shall not be deemed for any purpose to have assumed any liabilities of Sellers except as expressly provided herein. Wherever it is provided in this Agreement that Purchaser shall assume any obligation of Seller, such assumption shall be effective only from and after Closing, and such assumption shall not require Purchaser to assume, nor shall Purchaser assume, any liabilities or obligations of Seller’s relating to or arising from Sellers’ performance of, or failure to perform, any of the terms of the assumed obligation required to be performed prior to Closing.

ARTICLE 8

DEFAULTS; FAILURE TO PERFORM; LIQUIDATED DAMAGES

8.1        PURCHASER’S DEFAULT. IN THE EVENT (a) ALL OF THE CONDITIONS TO THIS AGREEMENT SHALL HAVE BEEN SATISFIED OR WAIVED: (b) SELLER SHALL HAVE FULLY PERFORMED OR TENDERED PERFORMANCE OF ITS OBLIGATIONS HEREUNDER; (c) PURCHASER SHALL FAIL TO PERFORM ITS OBLIGATION HEREUNDER; AND (d) THE CLOSING SHALL FAIL TO OCCUR SOLELY AS A RESULT OF PURCHASER’S DEFAULT HEREUNDER, THEN, AS

SELLER’S SOLE AND EXCLUSIVE REMEDY FOR PURCHASER’S FAILURE TO CLOSE, THE ENTIRE AMOUNT OF THE DEPOSIT (PLUS ALL INTEREST ACCRUED THEREON IF ANY) SHALL BE IMMEDIATELY PAID TO SELLER. PURCHASER AND SELLER HEREBY ACKNOWLEDGE AND AGREE THAT SELLER’S DAMAGES WOULD BE DIFFICULT OR IMPOSSIBLE TO DETERMINE AND THE AMOUNT OF THE DEPOSIT (PLUS ALL INTEREST ACCRUED THEREON IF ANY) IS THE PARTIES’ BEST AND MOST ACCURATE ESTIMATE OF DAMAGES SELLER WOULD SUFFER IN THE EVENT THE TRANSACTION PROVIDED FOR IN THIS AGREEMENT FAILS TO CLOSE. PURCHASER AND SELLER AGREE THAT SELLER’S RIGHT TO RETAIN THE DEPOSIT (PLUS ALL INTEREST ACCRUED THEREON IF ANY) SHALL BE THE SOLE AND EXCLUSIVE REMEDY OF SELLER IN THE EVENT OF BREACH OF THIS AGREEMENT BY PURCHASER AS PROVIDED ABOVE.

8.2        Seller’s Default. If Seller, through no fault of Purchaser, fails to perform its obligations hereunder and Closing does not occur as a result thereof, Purchaser may, as its sole remedy, at its option, either: (a) terminate this Agreement and receive a refund of the Deposit (together with interest, if any, thereon) and a reimbursement by Seller of Purchaser’s out-of-pocket costs and expenses incurred in connection with this Agreement up to, but not to exceed, ONE HUNDRED THOUSAND and 00/100 ($100,000.00) DOLLARS, whereupon the obligations of the parties hereto, other than those expressly set forth to survive termination hereof, shall terminate, or (b) seek an action for specific performance under this Agreement, except that the state of title and survey shall be accepted “as is.” In no event whatsoever shall Purchaser be entitled to collect any damages from Seller.

8.3        Survival. The provisions of ARTICLE 8 shall survive the Closing or other termination of this Agreement.

ARTICLE 9

CLOSING DOCUMENTS

9.1        Seller’s Documents. At the Closing (and as a condition to Purchaser’s obligation to close title hereunder), Seller shall deliver or cause to be delivered to Purchaser the following:

9.1.1           A special or limited warranty deed as customarily provided on a state-by-state basis (the “Deed”), duly executed and acknowledged by Seller, sufficient to transfer and convey to Purchaser the Real Estate.

9.1.2           A bill of sale (the “Bill of Sale”), without representation or warranty by Seller, but free and clear of all liens, duly executed and acknowledged by Seller, sufficient to transfer to

Purchaser all Seller’s right, title and interest in and to the Personal Property.

9.1.3           A certificate stating that Seller is not a “Foreign Person” within the meaning of IRC Section 1445(f)(3).

9.1.4	Original copies of the Leases, if available.
9.1.5	An Assignment of the Leases, executed by Seller.

9.1.6           Originals, or if not available, copies of the Assumed Contracts.

9.1.7           Originals, or if not available, copies of the Permits and Licenses.

9.1.8           An Assignment of Reservations, Intangible Property (including, without limitation, any telephone numbers used in connection with the operation of each Property), Assumed Contracts and Permits and Licenses, executed by Seller.

9.1.9           Evidence of Seller’s power and authority to enter into the subject transaction and evidence of the signatories’ authority to sign on behalf of Seller.

9.1.10        A letter addressed to Escrow Agent directing Escrow Agent to deliver the Deposit (together with interest, if any, thereon) to Seller and releasing Escrow Agent from any and all liability in connection with the subject transaction.

9.1.11        A certificate duly executed by Seller confirming that as of the Closing all of the representations and warranties made by Seller in ARTICLE 6 of this Agreement are true and correct in all material respects (or if any such representation or warranty is no longer true and correct in any material respect as of the Closing, stating the nature of the inaccuracy), which certificate shall survive Closing for a period of twelve (12) months.

9.1.12        A Non-Compete Agreement executed by MOA Hospitality, Inc. and Paul F. Wallace substantially in the form of Exhibit H attached hereto and made a part hereof.

9.1.13        Unless waived by Purchaser, (a) a letter or certificate from the landlord under that certain Commercial Lease, dated January 19, 2001, between Trans-Care, Inc., as Lessor, and MOA Hospitality, Inc., as Lessee (the “Commercial Lease”),

stating that the Commercial Lease is in full force and effect, that Tenant is not in default thereunder in any material respect and consenting to an assignment of the Lessee’s interest thereunder to Purchaser and (b) an assignment from MOA Hospitality, Inc. to Purchaser in recordable form sufficient to assign the tenant’s interest under the Commercial Lease to Purchaser.

9.1.14        Such other instruments and documents as may be reasonably required to consummate the transaction herein contemplated.

9.2        Purchaser’s Documents. At the Closing (and as a condition to Seller’s obligation to close title hereunder), Purchaser shall deliver or cause to be delivered to Seller the following:

9.2.1           The balance of the Purchase Price as provided in ARTICLE 2 hereof.

9.2.2           Evidence of Purchaser’s power and authority to enter into the subject transaction and evidence of the signatories’ authority to sign on behalf of Purchaser.

9.2.3           A letter addressed to Escrow Agent directing Escrow Agent to deliver the Deposit (together with interest, if any, thereon) to Seller and releasing Escrow Agent from any and all liability in connection with the subject transaction.

9.2.4           An Assumption of Reservations, Intangible Property, Assumed Contracts and Permits and Licenses executed by Purchaser.

9.2.5           An Assumption of the Leases, executed by Purchaser.

9.2.6           Such other instruments and documents as may be reasonably required to consummate the transaction herein contemplated.

ARTICLE 10

RISK OF LOSS

10.1     Casualty. The risk of loss or damage to the Property by fire or other casualty, until the Closing, is assumed by Seller but without any liability or obligation of Seller to repair same except Seller, at Seller’s sole option, shall have the right to repair or replace such loss or damage to the Property. If Seller elects (such election to be made within twenty (20) days after Seller shall have actual knowledge of such damage) to make such repair or replacement, this Agreement shall continue in full force and effect, and Seller shall be entitled to reasonable adjournments of the Closing hereunder, not to exceed one hundred eighty (180) days in the aggregate, for such purpose. If Seller does not elect to repair or replace any such loss or damage, the following shall control:

10.2     Improvements. If the Improvements on more than two (2) motel/hotels comprising the Property shall be materially damaged or destroyed by fire, storm or other casualty before the Closing, Purchaser shall have the right to terminate this Agreement by written notice to Seller given within seven (7) business days after expiration of the period during which Seller may elect to make repairs or Seller’s notice to Purchaser that it does not elect to make such repairs, if sooner, entitling Purchaser to receive a refund of the Deposit, whereupon the obligations of the parties hereto, other than those expressly set forth to survive termination hereof, shall terminate. If Purchaser shall not elect to terminate this Agreement or if said destruction is immaterial, or if said destruction shall occur at, only two (2) or less of the Properties, this Agreement shall continue in full force and effect without any modification or abatement of the Purchase Price, and Purchaser shall be entitled to receive an absolute assignment (without representation or warranty by or recourse against Seller) from Seller of any interest Seller may have otherwise had in the proceeds of any insurance on the Property (including any rent loss or business interruption insurance proceeds allocable to the period from and after the Closing) except for any expense theretofore incurred by Seller for restoration or safety in connection therewith which sum shall be reimbursed by Purchaser to Seller at the Closing.

10.3     Condemnation. If notice of any action, suit or proceeding shall be given after the date hereof but prior to the Closing for the purpose of taking in eminent domain or condemning any material part of the Property at more than two (2) Property, then Purchaser and Seller shall each have the right to terminate this Agreement by written notice to the other party given within fourteen (14) days after receiving notice of such condemnation or taking. Upon such termination, Purchaser shall receive a refund of the Deposit whereupon the obligations of the parties hereto, other than those expressly set forth to survive termination hereof, shall terminate and the proceeds resulting from such condemnation or taking shall be paid to Seller. If neither Purchaser or Seller elects to terminate this Agreement as above provided or if the taking or condemnation is of an immaterial part of the Property, or if the taking concerns only two (2) or less of the Properties) Property, or in the event of a change of legal grade, the award with respect to such condemnation, taking or change, except for any expense theretofore incurred by Seller for restoration or safety in connection therewith which sum shall be reimbursed by Purchaser to Seller at the Closing, shall be assigned (without representation or warranty by or recourse against Seller) to Purchaser without further consideration, and this Agreement shall continue in full force and effect without any modification or abatement of the Purchase Price or any liability or obligation on the part of Seller by reason of such taking, and the definition of “Property” shall be accordingly amended. Any taking of any portion of an Improvement shall be considered “material” for purposes of this Section 10.3.

ARTICLE 11

CONDITION “AS IS”; NO FURTHER REPRESENTATIONS

11.1            “As Is”. Purchaser represents and warrants that it has inspected the Property or caused an inspection thereof to be made on Purchaser’s behalf and is thoroughly acquainted with its condition, and it is agreed and understood that neither Seller nor any person purporting to act for Seller has made or now makes any representations or warranties as to the physical condition (including, without limitation, the presence of any Hazardous Material or any condition which would violate any laws regarding environmental matters), layout, leases, footage, rents, income, expense, operation or any other matter or thing affecting or relating to the Property or to this Agreement, except as specifically set forth in this Agreement and that no party hereto is relying on any statement, representation or warranty made by any other which is not embodied in this Agreement. Purchaser hereby expressly acknowledges that Seller has not made any representation or warranty which is not expressly set forth in this Agreement (or upon Closing, in the documents executed by Seller and delivered to Purchaser in connection with the Closing hereunder), and Purchaser further agrees to take and accept the Property “As Is,” with all faults and in its condition at the Closing subject to any rights of Purchaser arising by reason of any representation or warranty expressly made by Seller in this Agreement. Purchaser agrees that Seller is not liable or bound in any manner by any financial statements or written agreements or statements or representations of any broker which have been made any real estate brokers’ “set-ups” or information pertaining to the Property or any other matter or thing furnished by any real estate broker, agent, or other person unless the same are specifically stated herein. This ARTICLE 11 shall survive the Closing.

ARTICLE 12

ASSIGNMENT OF CERTAIN CONTRACTS, LICENSES AND PERMITS

12.1     Permits and Licenses. Seller shall cooperate with Purchaser (a) in the orderly assignment of all assignable Permits and Licenses identified on Exhibit I and (b) in the application and approval process for all Permits and Licenses which are not assignable and which must be replaced with new permits and licenses from the Governmental Authorities to Purchaser, provided, however, that all transfer fees and costs associated with (i) the assignment of the Permits and Licenses; (ii) the replacement thereof with new permits and licenses; and (iii) the transfer of the Certificate of Occupancy shall be borne by Purchaser. At Closing, Seller shall assign all Permits and Licenses which are legally assignable to Purchaser, and Purchaser shall assume all prospective obligations under said assigned Permits and Licenses arising from facts or circumstances occurring on or after Closing.

12.2     Assumption of Contracts. Purchaser shall assume at the Closing all Contracts (other than those identified on Exhibit G as Contracts to be terminated) (collectively, the “Assumed Contracts”). Seller will cancel, at its sole expense, the Contracts identified on Exhibit G as Contracts to be terminated, effective no later than Closing. At the Closing, Seller and Purchaser shall execute an assignment and assumption of contracts under which the Assumed Contracts shall be assigned to (and assumed by) Purchaser at no cost or expense to Purchaser. Seller shall use its best efforts to obtain, if necessary under the terms of an Assumed Contract, the written consent of each other party thereto, all in form and substance reasonably satisfactory to Purchaser or as provided under such Contract. If Seller is unable to obtain such written consent, at the option of the Purchaser, such Contract shall be terminated by Seller, at Purchaser’s sole cost and expense.

ARTICLE 13

OPERATIONS PRIOR TO CLOSING

13.1     Operation. Seller shall continue to operate the Property prior to Closing in the usual and customary manner in which the Property has been operated up to the execution of this Agreement, in order to assure preservation of business relationships and goodwill, and shall maintain the inventories of supplies used in each Hotel at levels consistent with past practices for normal operation through the Closing.

13.2     Maintenance. Seller shall maintain the Property, or cause the Property to be maintained in the ordinary course consistent with past practices prior to the Closing, subject to normal wear and tear, and shall not remove, nor permit to be removed, any Personal Property, Improvement or any other component of the Property except as may be required for repair and maintenance and which will be returned or replaced with an item of like kind and character prior to the Closing.

13.3     Insurance. Seller shall maintain comprehensive casualty, workmen’s compensation, and general public liability insurance on the Property through and including the Closing.

13.4     New Agreements. Without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld or delayed, the Seller will not on, or after the date hereof, enter into:

13.4.1        any leases in the nature of the Leases (other than renewals of the Leases substantially in the same form as currently exist); or

13.4.2        any new service, maintenance or other contracts in connection with the use and operation of any Hotel other than (a) renewals or replacements of those Contracts set forth on

Exhibit G upon substantially the same terms and conditions as currently exist and (b) any other such contracts provided (i) such other contracts are cancelable upon thirty (30) days’ notice and (ii) with respect to each such other contract, none shall have an annual cost in excess of THIRTY THOUSAND and 00/100 ($30,000.00) DOLLARS; and

13.5            New Reservations. Without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld or delayed, the Seller will not accept any Reservations on or after the date hereof other than in the ordinary course of business consistent with the manner in which such Reservations have been accepted prior to the date hereof.

13.6            Permits and Licenses. Seller shall keep in force all existing Permits and Licenses and to cause all those expiring prior to the Closing to be renewed. If any such Permits and Licenses shall be suspended or revoked, Seller shall promptly notify Purchaser in writing and shall take all measures necessary to cause the reinstatement of such Permits and Licenses without any additional limitation or condition.

13.7            Transition. Seller shall meet and cooperate with agents and representatives of Purchaser to effect an orderly transition of ownership and possession of the Property. Such meetings shall be held in a manner so as not to interfere with the orderly operation of the Property.

13.8            Unpaid Bills. Seller shall pay, when due, all bills and charges for all materials delivered to and services rendered to the Property prior to Closing.

ARTICLE 14

INVENTORY OF PERSONAL PROPERTY

13.9     Inventory Prior to Closing. Prior to Closing, Seller shall keep and maintain the Inventory and Personal Property at levels, which are customary under the standards for operation of each Property. At a minimum, the Inventory on the date of Closing shall include two and one-half par level sets of linens, including sheets and pillow cases and one par level set of blankets and bedspreads for each bed located in each Hotel; and terrycloth items, including towels, wash cloths and hand towels and one par level set of bath mats per room in each Hotel.

ARTICLE 14

PRORATIONS; ADJUSTMENTS, POST-CLOSING ESCROW; COSTS

14.1     Prorations. The following prorations shall be made between Purchaser and Seller as of Closing, computed as of 11:59 p.m. New York time of the date immediately preceding the Closing, in accordance, with standard industry practices:

14.1.1        Taxes and Assessments. Real and personal property taxes on the Property shall be prorated on the basis that Seller is responsible for (a) all of such occurring prior to the “Current Tax Period” (as defined below) and Seller’s portion of any assessments payable on account of the Current Tax Period; and (b) that portion of such taxes for the Current Tax Period determined on the basis of the number of days which have elapsed from the first day of the Current Tax Period to the day prior to Closing, inclusive, whether or not the same shall be payable prior thereto. The phrase “Current Tax Period” refers to the fiscal year of the applicable taxing authority in which Closing occurs. In the event that as of Closing the actual tax bills for the year or years in question are not available and the amount of taxes to be prorated cannot be ascertained, then rates and assessed valuation of the previous year, with known changes, shall be used, and when the actual amount of taxes and assessments for the year or years in question shall be determinable, then such taxes and assessments will be prorated between the parties to reflect the actual amount of such taxes and assessments.

14.1.2        Utilities. Prior to Closing, Seller shall notify all utility companies servicing the Property of the anticipated change in ownership of the Property and request that all billings on or after Closing be made to Purchaser (or its designee) at an address designated by Purchaser. Utility meters will be read, to the extent that the utility company will do so and at a fee to be paid by Purchaser, during the afternoon hours on the day before Closing, with charges to that time by Seller and charges thereafter paid by Purchaser. Any prepaid utility service charges shall be adjusted on the Closing Statement (as hereinafter defined) of and paid for by Purchaser at Closing. Charges for utilities with meters which have not been read at Closing will be prorated between Purchaser and Seller as of Closing based upon utility billings for any such charges for the period, and each party shall pay its pro rata share of such charges to the party requesting payment for same within ten (10) days from the date of any such request. Purchaser shall be responsible for paying, at Closing, all deposits required by any utility company in order to continue service at the Property for periods on or after Closing, and shall take any other action and make any other payments required to assume uninterrupted availability of utilities at the Property. At Purchaser’s election, if allowed by such utility company, all utility deposits made by Seller shall be credited to Purchaser by the utility company holding same if Purchaser pays Seller at Closing for same. If the Parties hereto are unable to obtain final meter readings as of Closing, then such expenses shall be estimated as of Closing based on the prior operating history of the Property.

14.1.3        Receivables. All revenues from the use and occupancy of the Property, including, without limitation, revenues from the rental of guest rooms, sales of food and beverages, rental of meeting and banquet rooms, telephone sales, paid television sales, the operation of laundries and vending machines, valet, garage and parking charges, travel agency indebtedness owed to Seller, any other contracts relating to the Property, and any funds due from credit card companies in connection therewith (collectively, “Hotel Revenues”) shall be prorated as of 11:59 p.m. New York time on the day prior to Closing. For a period of ninety (90) days after Closing, Purchaser shall use its reasonable, good faith efforts to collect all pre-Closing Hotel Revenues and other pre-Closing receivables in the ordinary course of its business. Any Hotel Revenues or other receivables received by Purchaser and identified to be applicable to pre-Closing Hotel Revenues or receivables shall be forwarded to Seller. Any Hotel Revenues and other receivables received by Purchaser and identified to be applicable to post-Closing Hotel Revenues or receivables shall be retained by Purchaser. Any Hotel Revenues or other receivables received by Purchaser that cannot be identified as applicable to pre-Closing Hotel Revenues or receivables shall be applied first to post-Closing Hotel Revenues and receivables and then to pre-Closing Hotel Revenues and receivables. Purchaser shall remit any amount collected on Seller’s behalf on a monthly basis to Seller. After the expiration of such ninety (90) day period, Seller may use reasonable and customary efforts to collect any pre-Closing Hotel Revenue and other pre-Closing receivables. Half of the room Closing Guest Ledger (as hereinafter defined), together with any Taxes (as hereinafter defined) allocable thereto for the night prior to Closing shall be credited to Seller and half shall be credited to Purchaser.

14.1.4        Accounts Payable. All accounts payable that are owing with respect to the Property on or before 11:59 p.m. New York time on the day prior to Closing shall be paid by Seller, and Seller agrees to indemnify, defend and hold Purchaser harmless from any liability or obligations with respect thereto. Seller shall provide Purchaser, at Closing, a list of all accounts payable expected to be payable after Closing, but allocable to periods prior to Closing and Seller shall make arrangement for payment of such amounts in a manner reasonably acceptable to Purchaser, which may include either providing a proration credit to Purchaser (in which case Purchaser shall pay, and indemnify Seller against non-payment of, such amounts payable). Purchaser shall furnish to Seller for payment any bills allocable to periods prior to Closing that are received after Closing. All accounts payable incurred with respect to the Property on or after Closing shall be paid by Purchaser, and Purchaser hereby agrees to indemnify, defend and hold Seller harmless from any liability or obligations with respect thereto. Purchaser and Seller shall each pay for half of any customary room cleaning charges incurred upon the date of Closing for rooms occupied the previous night. Seller shall pay for all charges for outside laundering, dry-cleaning and contract cleaning on account of items used in connection with the operation of the Property before Closing, whether or not such items were returned by said date. Purchaser shall assume outstanding gift certificates, coupons and complimentary room nights or other services relating to the Property redeemable for dates after Closing, which items, as of the date hereof, are set forth in Exhibit J attached hereto and made a part hereof.

14.1.5        Cash on Hand. Purchaser shall pay Seller at Closing an amount equal to all cashier’s funds (consisting of various cash funds in the Hotel’s cash registers, petty cash boxes, administrative boxes and other cash holders) existing as of 11:59 p.m. New York time on the day prior to Closing and such cashier’s funds shall be part of the Property transferred to Purchaser at Closing.

14.1.6        Reservations. To the extent Reservations are reported in writing to Purchaser prior to Closing, Purchaser shall honor, for its account all pre-Closing Reservations confirmed for dates on or after Closing at the rates committed for in the ordinary course of business, or shall make other reasonable arrangements with other hotels of similar quality to accommodate all such Reservations for which the rates are committed. To the extent then known, Seller shall report such Reservations at least three (3) days prior to Closing. Purchaser hereby agrees to indemnify, defend and hold Seller harmless from and against any loss, liability, claims or damage due to Purchaser’s failure or refusal to honor any such Reservations or make other arrangements. Any pre-Closing down payments made for confirmed Reservations for dates on or after Closing shall be paid or credited to Purchaser and Purchaser hereby agrees to indemnify, defend and hold Seller harmless from any liability or obligations with respect to deposits turned over to Purchaser or for which Purchaser received a credit against the Purchase Price at Closing. Any post-Closing down payment made on confirmed Reservations for dates on or after Closing received by Seller shall be forwarded to Purchaser immediately upon receipt.

14.1.7        Sales, Personal Property and Employment Taxes from Operation. Any sales tax (other than sales taxes arising from this transaction), personal property, use, bed, and employment taxes payable with respect to the operations of the Property (collectively, the “Taxes”) accrued as of 11:59 p.m. New York time on the day prior to Closing shall be paid by Seller as soon as the amount thereof can be determined; all taxes accruing thereafter shall be paid by Purchaser. Purchaser and Seller hereby agree to indemnify, defend and hold the other harmless from their respective failure to pay the Taxes due hereunder.

14.1.8        Sales Tax from this Transaction. Sales, use, excise or similar taxes (other than income taxes) that may be imposed by reason of this transaction shall be borne by Purchaser, and Purchaser agrees to indemnify, defend, and hold the Seller harmless from any failure to pay such taxes. This provision shall survive Closing.

14.1.9        Employee Wages and Benefits. Seller shall be solely responsible to cause and shall cash out by payment of all employee wages, salaries, gratuities, vacations, sick leaves, benefits and other payments, if any, in respect of operations of the Property through and including the day before Closing. Seller shall be responsible to cause the discharge of all obligations to the Employees for all sums owed to such Employees through and including the date immediately preceding Closing. Seller acknowledges that Purchaser or its agent may rehire the Employees in accordance herewith as new employees and without any successor liability or obligation relative to the Employees or any related benefits, vacation plans, sick leave plans or other benefits or policies for periods prior to Closing.

14.1.10      Deposits. All refundable security deposits held by Seller for guest stays and functions to occur on or after Closing shall be credited or paid to Purchaser, and Purchaser hereby agrees to indemnify, defend, and hold Seller harmless with respect to any liability or obligation relating thereto.

14.1.11      Permits, Dues, Insurance. Fees paid for transferable permits and transferable hotel and trade association memberships shall be prorated as of 11:59 p.m. New York time on the day prior to Closing. Seller shall terminate all Seller’s insurance policies in respect of the Property as of Closing.

14.1.12      Postal Meters, Publications, Advertising. Postal meter rental and unused meter postage and trade publication subscriptions, advertising expenses, and credit information services shall be prorated as of 11:59 p.m. New York time on the day prior to Closing.

14.1.13      Miscellaneous. All other revenue and expenses of the Property customarily and appropriate to be apportioned shall be prorated and apportioned as of 11:59 p.m. New York time on the day prior to Closing.

14.2            Adjustments. Any revenue or expense amounts which cannot be ascertained with certainty as of Closing shall be prorated on the basis of the party’s reasonable estimate of such amounts and shall be subject to a final proration one hundred twenty (120) days after Closing as herein provided or as soon thereafter as the precise amounts can be ascertained. Either party owing money to the other based on any adjustments to the proration shall promptly pay such sum within ten (10) days after mutual agreement of the amount due. All prorations, unless otherwise provided herein, shall be on an accrual basis and based upon actual elapsed calendar days. Purchaser and Seller shall allow the other access to their respective books and records to verify the prorations and adjustments provided in this Agreement.

14.3     Closing Statement. The parties shall cause a customary settlement or closing statement to be prepared (the “Closing Statement”) with respect to this ARTICLE 15 at least two (2) days before Closing and each party shall cause its designated representatives to assist Title Company in doing so.

14.4     Costs. Purchaser and Seller shall each pay at Closing one-half (1/2) of each and all of the following: (a) all Title Company escrow charges, (b) all transfer taxes, recordation taxes and documentary taxes which are payable upon the delivery and/or recording of each Deed or of any document contemplated by this Agreement and (c) the charges in connection with the recording of any instrument contemplated hereby. Purchaser shall be responsible for and shall pay (i) all sales tax payable by reason of this transaction and (ii) all costs in connection with title insurance policies (including, without limitation, costs related to endorsements to the title policies) and surveys.

14.5     Special Assessments. If, at the date of Closing, the Property is affected by any special assessment, such special assessment shall be paid by Seller at or prior to Closing.

ARTICLE 15

BROKERAGE

15.1     Broker. Seller and Purchaser represent and warrant to each other that they have not dealt with any broker in connection with this transaction. Seller agrees to indemnify and hold Purchaser harmless from all loss, damage, costs and expenses (including reasonable attorneys’ fees and disbursements) that Purchaser may suffer as a result of any claim for a fee, commission or payment of any description brought by any person with whom Seller may have dealt in connection with this transaction. Purchaser agrees to indemnify and hold Seller harmless from all loss, damage, costs and expenses (including reasonable attorneys’ fees and disbursements) that Seller may suffer as a result of any claim for a fee, commission or payment of any description brought by any person with whom Purchaser may have dealt in connection with this transaction. This ARTICLE 16 shall survive the Closing.

ARTICLE 16

THE DEPOSIT - ESCROW

16.1	Escrow Agent.

16.1.1        The Deposit shall be delivered to LandAmerica Lawyers Title Corp. (“Escrow Agent”), 1850 North Central Avenue, Suite 300, Phoenix, Arizona 85004 (Attention: Kristin Brown) pursuant to this Agreement, and Escrow Agent shall hold the proceeds thereof in escrow and dispose of such sums only in accordance with the provisions of this Agreement.

16.1.2        Escrow Agent may place the Deposit in (a) certificates of deposit issued by a bank in Phoenix, Arizona, (b) money market funds in a bank with an office in Phoenix, Arizona or as otherwise approved in writing by Purchaser and Seller, (c) U.S. Treasury bills or other similar securities or (d) a segregated non-interest-bearing bank account in a bank with an office in Phoenix, Arizona. Any interest earned thereon shall be paid to the party entitled to receive the Deposit simultaneously with disbursement of the Deposit. The party receiving such interest shall pay any income taxes thereon. At the Closing, the Deposit and the interest thereon, if any, shall be paid by Escrow Agent to Seller. If for any reason the Closing has not occurred, and either party makes a written demand upon Escrow Agent for payment of the Deposit stating the basis for such demand, Escrow Agent shall give written notice to the other party, of such demand alone, with a copy thereof. If Escrow Agent does not receive a written objection from the other party to the proposed payment within five (5)-days after the giving of such notice by Escrow Agent which objection states the basis therefor, Escrow Agent is hereby authorized to make such payment to the demanding party. If Escrow Agent does receive such written objection within such five (5) day period, or if for any other reason Escrow Agent in good faith shall elect not to make such payment, Escrow Agent shall continue to hold such amount until otherwise directed by written instructions from the parties to this Agreement or a final judgment or other proper order of a court and shall disburse said funds accordingly. Escrow Agent shall send a copy of the objection to the original demanding party. However, Escrow Agent shall have the right at any time to deposit the escrowed proceeds and interest thereon, if any, with the clerk of a court in New York or with the clerk of the court in which any litigation between Seller and Purchaser is pending or in any other court which Escrow Agent may select in the New York metropolitan area in an action for interpleader, all costs thereof to be born by whichever of Seller or Purchaser is the losing party. Escrow Agent shall give written notice of such deposit to Seller and Purchaser. Upon such deposit or payment pursuant to this Agreement, Escrow Agent shall be relieved and discharged of all obligations and responsibilities hereunder.

16.1.3        The parties acknowledge that Escrow Agent is acting solely as a stakeholder at their request and for their convenience; that Escrow Agent shall not be deemed to be the agent of either of the parties; and that Escrow Agent shall not be liable to either party for any act or omission on its part unless taken or suffered in willful disregard of this Agreement. Escrow Agent may act upon any instrument or writing believed by Escrow Agent to be genuine and to be signed and presented by the proper party. Seller and Purchaser shall jointly and severally indemnify and hold Escrow Agent harmless from and against all costs, claims and expenses, including reasonable attorneys’ fees (including the value of same if Escrow Agent represents itself) incurred in connection with the performance of Escrow Agent’s duties hereunder. Escrow Agent shall have no duties or responsibilities except those expressly set forth in this Agreement. Escrow Agent shall not be bound by any modification of this Agreement unless same is in writing, signed by Seller and Purchaser and delivered to Escrow Agent and if Escrow Agent’s duties are affected thereby, unless Escrow Agent shall have given prior written consent thereto. If Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions from Purchaser or Seller which, in Escrow Agent’s opinion, are in conflict with any of the provisions hereof, Escrow Agent shall be entitled to hold or apply the Deposit, pursuant to Section 17.12 hereof, and may decline to take any other action.

ARTICLE 17

MERGER OF UNDERSTANDINGS

17.1     Merger. It is understood and agreed that all understandings and agreements heretofore had between the parties hereto are hereby merged into this Agreement which alone fully and completely expresses their agreement and that this Agreement is entered into after full investigation, neither party relying upon any statement or representations made by Seller or Purchaser or anyone else not embodied in this Agreement. This ARTICLE 18 shall survive the Closing and delivery of the Deed or other termination of this Agreement.

ARTICLE 18

MISCELLANEOUS

18.1            Recordation. Purchaser agrees that it shall not record this Agreement or any memorandum hereof, provided, however, the foregoing shall not preclude the Purchaser from filing or recording any lis pendens (or similar notice) in conjunction with the filing of an action for specific performance against Seller as may be permitted pursuant to Section 8.2(b) hereof. If Purchaser shall violate the provisions of the preceding sentence, Seller, at its sole option, may terminate this Agreement, receive as liquidated damages the Deposit, whereupon the obligations hereunder shall terminate except those expressly stated to survive termination hereof, it being understood that actual damages sustained by Seller in the event of such a default are difficult, if not impossible, to ascertain. Notwithstanding whether or not Seller has received the Deposit, Purchaser shall cause all such recordings to be duly removed of record promptly, at its sole cost and expense. This Section 19.1 shall survive termination of this Agreement.

18.2     Insufficient Funds. If a payment made on account of the Purchase Price, whether the Deposit or otherwise, is by check, and if said check fails due collection, Purchaser shall be deemed in default hereunder, and Seller, at its sole option, may declare this Agreement terminated and may pursue its remedies against Purchaser upon said check and/or this Agreement or in any other manner permitted by law, such remedies being cumulative, but in no event shall Seller have any obligations to Purchaser hereunder.

18.3            Entire Agreement. This Agreement and the exhibits attached hereto embody the entire agreement existing between the parties in connection with this transaction, and there are no oral agreements between the parties relating to this transaction which are not expressly set forth herein. This Agreement may not be modified or, except as expressly provided to the contrary herein, canceled or terminated, except in a writing signed by all parties.

18.4     Waiver. Failure of either party to object to any act or omission on the part of the other party, no matter how long the same may continue, shall not be deemed to be a waiver by such party of any of its rights hereunder unless expressly provided to the contrary herein. No waiver by any party at any time, express or implied, of any breach of any provision of this Agreement shall be deemed a waiver of a breach of any other provision of this Agreement or a consent to any subsequent breach of the same or any other provision. If any action by any party shall require the consent or approval of another party, such consent or approval of such action on any one occasion shall not be deemed a consent to or approval of said action on any subsequent occasion.

18.5     Assignment. Purchaser shall not have the right to assign its interest in this Agreement without obtaining the prior written consent of Seller, which consent may be withheld in Seller’s sole and absolute discretion. Notwithstanding the foregoing, Purchaser may assign its interest in this Agreement to an Affiliate, as hereinafter defined, of Purchaser, provided (a) Purchaser shall notify Seller of such assignment prior to Closing, (b) the assignee shall assume Purchaser’s obligations under this Agreement, (c) Purchaser shall not be released from its obligations under this Agreement and (d) Purchaser shall deliver a duly executed copy of such assignment and assumption to Seller prior to Closing. Purchaser hereby agrees that any assignment by Purchaser in contravention of this provision shall be void and shall not relieve Purchaser of its obligations and liabilities hereunder. To the extent any assignment of Purchaser’s interest in this Agreement is consented to by Seller, the term “Purchaser,” as used in this Agreement, shall include such permitted assignee.

18.6      Captions. The captions, section numbers and article numbers appearing in this Agreement are inserted only as a matter of convenience and do not define, limit, construe or describe the scope or intent of such sections or articles of this Agreement. Furthermore, as used in this Agreement, any gender shall include any other gender, the singular shall include the plural, and the plural shall include the singular, wherever applicable.

18.7     Parties in Interest. No party other than Seller, Purchaser and their respective successors and permitted assigns shall have any rights to enforce or rely upon this Agreement. This Agreement is binding upon and made solely for the benefit of Seller, Purchaser and their respective successors and permitted assigns.

18.8	Notices

18.8.1        Except as expressly provided to the contrary in this Agreement, notices which must or may be given by any party hereto must be in writing and shall be deemed as given hereunder upon (a) actual receipt if by personal delivery to the addresses set forth below or, (b) if properly addressed, if sent by certified or registered mail, return receipt requested, two (2) business days after depositing such notice with postage prepaid at the rates and with the status certified or registered in a United States mailbox, (c) one (1) day after depositing such notice, with proper payment or credit arrangement, in the custody of a nationally recognized overnight delivery service or (d) if by facsimile transmission (if printed confirmation of successful transmission is obtained from the sender’s telecopier and the same is confirmed telephonically by the sender), the date sent. Notice shall be deemed properly addressed if sent to the following addresses:

If to Seller:

Motels of America LLC and

Bond Street Associates, LLC

156 East 56th Street, Suite 1604

New York, NY 10019

Att: Paul F. Wallace

E-Mail: pwallace@broadstonegroup.net

Tele.:(212) 333-2100

Fax: (212) 957-2802

With a copy to:	McDermott, Will & Emery LLP 340 Madison Avenue New York, NY 10017 Att.: Frank W. Cuiffo, Esq. E-Mail: fcuiffo@mwe.com Tele.: (212) 547-5388 Fax: (212) 547-5444
If to Purchaser:	Supertel Limited Partnership 309 N. 5th Street Norfolk, NE 68701 Att.: Paul Schulte Tele.: (402) 371-2520 Fax: (402) 371-4229

With a copy to:

McGrath North Mullin & Kratz, PC LLC

First National Tower, Suite 3700

1601 Dodge Street

Omaha, NE 68102

Att.: Robert G. Daily, Esq.

E-Mail: rdailey@mcgrathnorth.com

Tele.: (402) 341-3070

Fax.: (402) 341-0216

18.8.2        Except as set forth to the contrary herein, any party may designate, by notice in writing as above provided, a new or other address to which such notice or demand shall thereafter be so given, made or mailed.

18.8.3        The respective attorneys for the parties are hereby authorized (a) to give any notice which the party is required to give or may give under this Agreement; and (b) to agree to adjournments of Closing. It is understood that Seller’s counsel is McDermott Will & Emery LLP, and Purchaser’s Counsel is McGrath North Mullin & Kratz, PC LLC.

18.9            Choice of Law. This Agreement shall be governed by the laws of the State of New York, without cognizance to conflicts of law rules.

18.10          Survival. The provisions, representations, warranties, covenants and agreements of this Agreement shall not survive the Closing of the transaction contemplated hereby unless expressly stated herein to the contrary.

18.11          Construction. This Agreement has been executed after negotiation and the opportunity by both parties to have this Agreement reviewed and revised by legal counsel of their choice. None of the provisions of this Agreement shall be interpreted or construed against a party hereto solely by virtue of the fact that any such provision shall have been drafted by legal counsel representing such party.

18.12          Attorneys’ Fees. Should either party hereto institute any action or proceeding in court or through arbitration to enforce any provision hereof or for damages by reason of any alleged breach of any provision of this Agreement or for any other remedy, the prevailing party shall be entitled to receive from the losing party all reasonable attorneys’ fees and all court and/or arbitration costs in connection with said proceeding.

18.13         Time of the Essence. TIME IS OF THE ESSENCE IN THE PERFORMANCE OF THE PURCHASER’S OBLIGATIONS UNDER THIS AGREEMENT.

18.14         Reporting Requirements. Seller and Purchaser shall comply with any and all reporting requirements applicable to the transaction which is the subject of this Agreement which are set forth in any law, statute, ordinance, rule, regulation, order or determination of any governmental authority. This Section 19.14 shall survive the Closing.

18.15          Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which together shall constitute one document.

18.16          Enforceability. If any portion of this Agreement is held to be unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect.

18.17          Amendment. This Agreement may be amended only by written agreement signed by both of the parties hereto.

18.18         Incorporation of Exhibits. All exhibits attached to this Agreement are incorporated into this Agreement by reference.

ARTICLE 19

CONFIDENTIALITY

19.1            Confidentiality. Notwithstanding anything to the contrary contained elsewhere herein, Purchaser hereby acknowledges that all information furnished by Seller to Purchaser or obtained by Purchaser in the course of Purchaser’s investigation of the Property, or in any way arising from or relating to any and all studies or entries upon the Property by Purchaser, its agents or representatives, shall be treated as confidential information and further, that if any such confidential information is disclosed to third parties, Seller may suffer damages and irreparable harm. In connection therewith, Purchaser hereby expressly understands, acknowledges, covenants and agrees (a) that Purchaser will not make any press release or other public disclosure (other than such disclosure as may be required in SEC filings required to be made by Purchaser) concerning this transaction and Purchaser will not disclose any of the contents or information contained in or obtained as a result of its due diligence or any other studies made in connection with Purchaser’s investigation of the Property, in any form whatsoever (including but not limited to, any oral information received by Purchaser during the course of Purchaser’s inspection of the Property), to any party other than (i) the Seller, the Seller’s employees, agents or representatives and the Purchaser’s agents, employees, representatives and consultants, without the prior express written consent of Seller (which consent shall not be unreasonably withheld); (ii) in response to lawful process or subpoena or other valid or enforceable order of a court of competent jurisdiction or as otherwise required to comply with laws; (iii) to Purchaser’s potential institutional lenders and their respective directors, officers, employees, agents and consultants; and (iv) to any permitted transferee or assignee of Purchaser and their respective directors, officers, employees and agents; (b) that in making any disclosure of such information as permitted hereunder, Purchaser will advise said parties of the confidentiality of such information and the potential of damage to Seller and the liability of Purchaser and such other party as a result of any disclosure of such information by said party; and (c) that Seller is relying on Purchaser’s covenant not to disclose any of the contents or information contained in any such review items or investigations to third parties (all of which is deemed to be confidential information by the provisions of this section), and in the event this Agreement is terminated, Purchaser agrees to return to Seller all information, studies, and materials Purchaser or Purchaser’s agents, employees or consultants have obtained or commissioned with respect to the Property or the condition of the Property together with all documents Seller provided to Purchaser. Notwithstanding the foregoing, after Closing Purchaser may issue a press release in form and substance reasonably satisfactory to Seller and Purchaser with respect to this transaction.

19.2            Exclusions. Notwithstanding the forgoing, the following information shall not be considered confidential information subject to the provisions of Section 20.1:

(a)         information which is now part of or hereafter enters the public domain without a breach of this Agreement;

(b)        information known by Purchaser prior to the time of disclosure by Seller or independently developed by employees of Purchaser;

(c)         information which is approved for release by written authorization of Seller;

(d)        information which is disclosed to a third person by Seller, without similar restriction on such third person;

(e)         information required to be disclosed under court, agency or similar judicial or administrative order; or

(f)          information deemed appropriate by Purchaser to be disclosed to investors or pursuant to securities laws, rules or regulations, including, but not limited to, disclosures in any registration statements, reports or other filings with the SEC, press releases, the filing of this agreement and exhibits with any SEC filing, or information that discloses the execution of this Agreement, and the terms and closing of the transactions contemplated by this Agreement and financial statements and financial information with respect to the Property.

19.3            Survival. The provisions of this ARTICLE 20 shall survive the Termination of this Agreement.

ARTICLE 20

DEFINITIONS

20.1            Definitions. Wherever used in this Agreement, the following terms have the meanings set forth in this ARTICLE 2:

“Affiliate” shall mean any person controlling, controlled by or under common control with another person.

“Appurtenances” shall mean all of Seller’s right, title and interest in all rights of way, drives, rights in adjoining streets, sidewalks, alleyways, passages, curbs, berms and similar rights and areas used in connection with the Property; all development rights for the Land or Improvements, whether vested or not all planned unit development (PUD) plans and other development approvals for the Land and Improvements all appurtenant rights of lateral support and encroachment rights; and all leases of property off-site but used in connection with operation of the Improvements.

“Appurtenant Easements” shall mean all easements and licenses on or over land or improvements other than the Land and Improvements which benefit the Land or Improvements, including but not limited to all easements providing access to the Land from public streets, roads, courses, alleys and ways, all easements and licenses and agreements for location, maintenance, and replacement of off-premise signs of the business and utility service lines, the lands lying in the bed of any street adjacent to the Land and all easements for parking and storage on adjoining property.

“Assumed Contracts” shall have the meaning ascribed to such term in Section 12.2 hereof.

“Closing Guest Ledger” shall mean the transient guest room rentals for the night immediately preceding the Closing, receivable from registered guests of the Property who have not checked out and who are occupying rooms at 12:01 a.m. New York time on the Closing Date.

“Contracts” shall mean all contracts, agreements, rights and documents, and all amendments or modifications thereto, pertaining to or encumbering or affecting all or part of the Property to which Seller or any Hotel are a party, whether executed by Seller or in the name of a Property, or by which Seller or the Property are otherwise bound, or which does or with the passage of time will constitute an encumbrance on or limitation upon the Property or the use thereof or the conduct of the hotel therein, or may constitute a title defect, whether or not recorded in any recording offices, and including all amendments thereto and modifications thereof, including, without limitation: (a) certificates and warranties relating to the Personal Property, (b) all service, supply, utility, operating and maintenance documents with respect to the Property, (c) all documents affecting or related to the parking areas which are adjacent to, connected to or a part of the Property, (d) all documents relating to Appurtenances and Appurtenant Easements, (e) all conditional sales contracts or leases for Personal Property, (f) transferable Permits and Licenses, (g) maintenance and service agreements for machinery or equipment on the Improvements or other Personal Property, (h) collective bargaining or other employment agreements, (i) options, ground leases, leases, occupancy agreements with respect to any property, real or personal, whether as grantor or grantee that relates or intended to be used exclusively in connection with the Property, (j) any management agreement relating to the operation of the Property and (k) leases of Personal Property.

“Employees” shall mean all persons employed by Seller in connection with the management and operation of the Property during the pendency of this Agreement.

“Environmental Laws” shall mean any federal, state or local law, regulation or ordinance and any amendments thereto, permits, directives, and other requirements of Governmental Authorities relating to the environment (including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 to 9675), or to any Hazardous Materials.

“Excepted Items” shall mean the following property which is excluded from the definition of “Property” hereunder: (a) items owned by contractors and business entities and not used in operation of the Property, (b) cash in bank accounts, petty cash maintained at the Property, and checks and money orders to the extent Purchaser is not entitled to receive a credit therefor at Closing pursuant to this Agreement, (c) personal property owned by hotel guests or tenants under the Leases, (d) room reservation deposits of any kind or nature to the extent Purchaser is not entitled to receive a credit therefor at Closing pursuant to this Agreement, (e) Receivables, (f) utility deposits, if any, of every type and nature, including any interest accrued thereon to the extent Seller does not receive a credit therefor at Closing, (g) accounts payable with respect to the Property, owing or accruing prior to the Closing and not expressly assumed by Purchaser in writing at Closing and (h) all other liabilities not expressly assumed by Purchaser in writing at Closing.

“Governmental Authorities” shall mean all federal, state, county, municipal and local governments, administrative agencies and quasi-governmental authorities having jurisdiction over the Property.

“Hazardous Materials” shall mean any substance which is or becomes defined as a “hazardous waste,” “hazardous substance” pollutant or contaminant under any Legal Requirements including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. Section 9601 et seq.), as amended, and/or the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), as amended, and/or the federal regulations such Acts; “Hazardous Materials” shall include, but is not limited to, petroleum products and asbestos.

“Improvements” shall mean all buildings, fixtures, betterments, improvements and structures erected or located on the Land and Appurtenant Easements at the date of this Agreement, including, without limitation, one hundred (100) hotel guest rooms and suites, or at any time between the date of this Agreement and the Closing in accordance herewith, including all machinery, equipment and fixtures owned by Seller and attached to such buildings and structures and used for operation or maintenance of the buildings and structures, all office facilities, lobby areas, meeting rooms, restaurants, lounges, bars, parking areas and driveway surfaces and curbs and drainage features, all landscaping, pool areas, if any, all utility lines and appurtenances and all signs and structural supports for signs.

“Knowledge of Seller” shall mean the actual knowledge of each of Paul F. Wallace and Kurt M. Mueller, both officers of MOA and the on-site property manager of each Property.

“Legal Requirements” shall mean all laws, codes. ordinances, rules, regulations, and requirements of all Governmental Authorities, existing, at the date of this Agreement or at any time between the date of this Agreement and the Closing, applicable to all or part of the Property or the ownership, operation. management. maintenance, development, improvements, repair, renovation, lease, sale, encumbering, transfer, use or manner of use of all or part of the property (including, without limitation, any law, code, ordinance, rule, regulation or requirement relating to Hazardous Substances).

“Permits and Licenses” shall mean all permits, licenses, entitlements, registrations, approvals certificates of occupancy, sales tax permits, and renewals thereof. Any liquor licenses or permits utilized in the operation of the business at the Property presently held by Seller or its affiliates. A list of such permits and licenses is attached hereto as Exhibit I and made part hereof.

“Personal Property” means all fixtures, furnishings, equipment, appliances, furniture, fixtures, trade fixtures, telephones, televisions, bedding, window treatments, safety equipment supplies, art, historic and/or other memorabilia and all other items of personalty which are now, or later may be, placed upon, attached to, or used in connection with the operation of the Property, regardless of whether enumerated herein, including, without limitation, furnaces, water heaters, boilers, plumbing and bathroom fixtures, piping, vehicles, mechanical systems, refrigeration, heating and air conditioning systems, sprinkler systems, washtubs, sinks, gas and electric fixtures, awnings, screens, ovens, stoves, kitchen appliances and fixtures, window shades, drapes, elevators, motors, cabinets, landscaping, uniforms, computers and computer equipment and related hardware (including, without limitation, front and back house reservations and accounting systems), means to gain entry to all computers, databases and all other secured components of the

Property, and all manuals, service or other information with respect to any of the Property held for use in connection with the Property. Except as disclosed herein (or on the Exhibits attached hereto), Seller does not lease any Personal Property used in connection with the Property but owns all such Personal Property.

“Real Estate” shall have the meaning ascribed to such term in Section 1.12 hereof.

“Receivables” means all accounts receivable of Seller as of the Closing arising from or related to the operation, management, use and occupancy of the Property prior to Closing, including one-half of the Closing Guest Ledger. Receivables shall include (but are not limited to) guest ledger receivables in the ordinary course of business and unpaid rents receivable under the Leases.

“Reservations” shall have the meaning ascribed to such item in Section 1.18 hereof.

END OF TEXT - SIGNATURE PAGE TO FOLLOW

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

SELLER:

MOTELS OF AMERICA LLC,

a Delaware Limited Liability Company

By: MOA INVESTOR CORP.,

its Managing Member

By: /s/ Lawrence Lopater

Name: Lawrence Lopater

Title: Vice President

PURCHASER:

SUPERTEL LIMITED PARTNERSHIP,

a Virginia Limited Partnership

By:	Supertel Hospitality REIT Trust,

its General Partner

By:	/s/ Paul J. Schulte

Name: Paul J. Schulte

Title: President

The undersigned hereby acknowledges receipt of the Deposit and agrees to hold and dispose of the Deposit, and interest thereon, in accordance with the provisions of the foregoing Agreement.

ESCROW AGENT:

LANDAMERICA LAWYERS TITLE CORP.

By:

Name:

Title:

LIST OF EXHIBITS

A	Property Address
A-1 through A-5	Land
B-1 through B-5	Personal Property
C	Title Encumbrances
D	Surveys
E	Leases
F	Litigation
G	Contracts
H	Non-Compete Agreement
I	Permits & Licenses
J	Gift Certificates

Exhibit A

MOTEL	ADDRESS
Comfort Inn	130 High Street Ellsworth, Maine
Super 8	2935 Warm Springs Columbus, Georgia
Super 8	2773 Elder Boise, Idaho
Super 8	3089 South First Street Terre Haute, Indiana
Super 8	South Gate Drive Billings, Montana

Exhibit A

Property Addresses

•	2935 Warm Springs, Columbus, Georgia;
•	2773 Elder, Boise, Idaho;
•	3089 South First Street, Terre Haute, Indiana;
•	130 High Street, Ellsworth, Maine;
•	5400 South Gate Drive, Billings, Montana;

Exhibit A-1

2935 Warm Springs, Columbus, Georgia

Legal Description

Part of Land Lot 48 of the Eighth District of Muscogee County, Georgia, consisting of 1.169 acres and being more particularly described as Lot 20 on that replat of Part of Lot 2, Survey for The Jordan Company, dated April 17, 1984, and prepared by Moon, Meeks & Patrick, Inc., Civil Engineers, a copy of which is recorded in Plat Book 87, Page 68, in the Office of the Clerk of the Superior Court of Muscogee County, Georgia, to which plat reference is hereby made for a more particular location and dimensions of said lot.

The Property Identification Number(s) for the above described parcel(s) is as follows: 069-013004.

Exhibit A-2

2773 Elder, Boise, Idaho

Legal Description

A PORTION OF BLOCK 19 OF ELDER SUBDIVISION, ACCORDING TO THE PLAT THEREOF, FILED IN BOOK 13 OF PLATS AT PAGE 824, RECORDS OF ADA COUNTY, IDAHO, AND MORE PARTICULARLY DESCRIBED AS FOLLOWS:

BEGINNING AT A BRASS CAP M ARKING THE SOUTHWEST CORNER OF THE SAID BLOCK 19 OF ELDER SUBDIVISION, ALSO SAID POINT BEING THE REAL POINT OF BEGINNING;

THENCE NORTH 00 DEGREE 05'58" WEST 300.29 FEET (FORMERLY 305.29 FEET) ALONG THE WESTERLY BOUNDARY OF THE SAID BLOCK 19 OF ELDER SUBDIVISION TO AN IRON PIN ON THE SOUTHERLY RIGHT-OF WAY LINE OF WEST ELDER STREET, AS FILED FOR RECORD IN THE OFFICE OF THE ADA COUNTY RECORDER, BOISE, IDAHO UNDER INSTRUMENT NO. 8408648;

THENCE NORTH 89 DEGREES 55'27" EAST 198.34 FEET (FORMERLY 199.85 FEET) ALONG THE SAID SOUTHERLY RIGHT-OF-WAY LINE OF WEST ELDER STREET TO AN IRON PIN;

THENCE LEAVING THE SAID SOUTHERLY RIGHT-OF-WAY LINE OF WEST ELDER STREET SOUTH 16 DEGREES 43'02" WEST 114.67 FEET (FORMERLY 119.89 FEET) ALONG A LINE NORTHWESTERLY OF AND PARALLEL TO THE NORTHWESTERLY RIGHT-OF-WAY LINE OF SOUTH VISTA AVENUE, AS SHOWN ON THE STATE HIGHWAY PLANS OF INTERSTATE HIGHWAY I-84N (FORMERLY I-80N), FEDERAL AID PROJECT NO. 1-80N-2(15)50, AS FILED IN THE OFFICE OF THE DEPARTMENT OF TRANSPORTATION OF THE STATE OF IDAHO, TO AN IRON PIN;

THENCE SOUTH 72 DEGREES 14'23" EAST 129.45 FEET TO AN IRON PIN ON THE SAID NORTHWESTERLY RIGHT-OF-WAY LINE OF SOUTH VISTA AVENUE;

THENCE CONTINUING SOUTH 21 43'17" WEST 162.38 FEET ALONG THE SAID NORTHWESTERLY RIGHT-OF-WAY LINE FOR SOUTH VISTA AVENUE TO AN IRON PIN ON THE SOUTHERLY BOUNDARY OF THE SAID BLOCK 19 OF ELDER SUBDIVISION;

THENCE SOUTH 89 DEGREES 54'02" WEST 228.02 FEET ALONG THE SAID SOUTHERLY BOUNDARY OF BLOCK 19 OF ELDER SUBDIVISION TO THE POINT OF BEGINNING,

TOGETHER WITH AN EASEMENT FOR INGRESS-EGRESS OVER THE FOLLOWING DESCRIBED PROPERTY:

BEGINNING AT THE SOUTHWEST CORNER OF THE SAID BLOCK 19 OF ELDER SUBDIVISION;

THENCE NORTH 89 DEGREES 54'02" EAST 228.02 FEET ALONG THE SOUTHERLY BOUNDARY OF BLOCK 19 OF ELDER SUBDIVISION TO AN IRON PIN ON THE NORTHWESTERLY RIGHT-OF-WAY LINE OF SOUTH VISTA AVENUE, AS SHOWN ON THE STATE HIGHWAY PLANS OF INTERSTATE I-84N (FORMERLY I-80N), FEDERAL AID PROJECT NO. I-80N-2(15)50, AS FILED IN THE OFFICE OF THE DEPARTMENT OF TRANSPORTATION OF THE STATE OF IDAHO,

THENCE NORTH 21 DEGREES 43'17" WEST 162.38 FEET ALONG THE SAID NORTHWESTERLY RIGHT-OF-WAY LINE FOR SOUTH VISTA AVENUE TO AN IRON PIN, ALSO SAID POINT BEING THE REAL POINT OF BEGINNING;

THENCE NORTH 72 DEGREES 14'23" WEST 43.00 FEET TO A POINT;

THENCE NORTH 62 DEGREES 55'30" EAST 59.56 FEET TO A POINT;

THENCE SOUTH 72 DEGREES 14'23" EAST 30.00 FEET ALONG A LINE NORTHEASTERLY OF AND PARALLEL TO THE SAID NORTHWESTERLY RIGHT-OF-WAY LINE OF SOUTH VISTA AVENUE TO A POINT ON THE SAID NORTHWESTERLY RIGHT-OF-WAY OF SOUTH VISTA AVENUE;

THENCE SOUTH 16 DEGREES 43'02" WEST 35.00 FEET ALONG THE SAID NORTHWESTERLY RIGHT-OF-WAY LINE OF SOUTH VISTA AVENUE TO A POINT;

THENCE NORTH 72 DEGREES 14'23" WEST 22.83 FEET ALONG A LINE NORTHEASTERLY OF AND PARALLEL TO THE SAID NORTHWESTERLY RIGHT-OF-WAY LINE OF SOUTH VISTA AVENUE; THENCE SOUTH 62 DEGREES 55'30" WEST 9.93 FEET TO THE POINT OF BEGINNING.

Exhibit A-3

3089 South First Street, Terre Haute, Indiana

Legal Description

A part of the Northeast Quarter of the Northwest quarter of Section 4, Township 11 North, Range 9 West, described as follows: Beginning on the East line of said Northwest Quarter of said Section, 670 feet South from the Northeast comer of said Northwest Quarter of said Section; thence West 325 feet; thence South to the North line of Interstate Highway 1-70; thence Easterly along the North line of Interstate Highway 1-70 to a point which lies directly South of the point of beginning; and thence North along the East line of said Northwest Quarter of said Section to the point of beginning.

ALSO DESCRIBED PER SURVEY DATED OCTOBER 10, 1994 BY RONALD G. GEMLICH AS FOLLOWS:

A part of the Northeast Quarter of the Northwest Quarter of Section 4, Township 11 North, Range 9 West of the Second Principal Meridian, Vigo County, Indiana, being more particularly described as follows:

Beginning at a point on the East line of the said Northwest Quarter of Section 4, said point is South 0 degrees 00 minutes 00 seconds East 669.91 feet from the Northeast corner thereof; thence North 89 degrees 46 minutes 23 seconds West 324.90 feet; thence South 0 degrees, 03 minutes 24 seconds West 313.12 feet to the North right of way line of Interstate Highway thence along said North right of way line 25.29 feet along an curve to the left, ;,ki’av k a radius of 2719.76 feet, the chord of which is South 85 degrees 51 minutes 07 seconds’ East 25.29 feet; thence continuing along said North right of way line 307.42 feet along an curve ‘to the left, having a radius of 641.20 feet, the chord of which is North 80 degrees 08 minutes 48 seconds East 304.48 feet to the East line of the said Northwest Quarter of Section 4; thence along said East line North 0 degrees 00 minutes 00 seconds West 261.56 feet to the point of beginning.

The above described parcel contains 2.251 acres or 98,062 sq. ft., more or less.

The Property Identification Number(s) for the above described parcel(s) is as follows: 19-090412-6003.

Exhibit A-4

130 High Street, Ellsworth, Maine

Legal Description

A certain lot or parcel of land, together with improvements thereon, situated in Ellsworth, Hancock County, Maine, bounded and described as follows:

Beginning at a railroad spike set In the easterly right of way line of U.S. Route 1 (High Street) at the northwest comer of land of Anderson described In deed recorded In Hancock County Registry of Deeds in Book 1685, Page 309; thence North 73° 33’20” East by and along the northerly bound of Anderson, aforesaid, 40 feet to a railroad spike; thence South 46° 15’35” East by and along the easterly bound of Anderson, aforesaid, 152.13 feet to a bolt set at the northeast comer of land of Coastal Auto Parts, Inc. described in deed recorded in Hancock County Registry of Deeds In Book 1544, Page 44; thence by a curve to the left with a radius of 1587.68 feet and the bound of land of Coastal Auto Parts, Inc., aforesaid, and land of B & B Properties described In deed recorded In Hancock County Registry of Deeds in Book 1789, Page 117, 229.64 feet to a point; thence North 59° 01’30” East by and along land of B & B Properties, aforesaid, 139.46 feet to the right-of way line of land or formerly of Maine Central Railroad Company, thence by a curve to a right with a radius of 1465.68 feet by and along the right of way line of Maine Central Railroad Company, aforesaid, 580.64 feet to a point; thence by a curve to the right with a radius of 937.67 feet by and along the right of way line of land now or formerly of Maine Central Railroad Company, aforesaid, 318.73 feet to a point on the easterly side of U.S. Route I (High Street), which point bears South 150 44’150 East 13.18 feet from D.O.T. Monument Station 131 + 73.89; thence South 15° 44’ 15” East by and along the easterly right of way line of U.S. Route I (High Street), 513.65 feet to the point of beginning.

Courses and distances according to survey by Herrick & Salsbury, Inc., dated April 25, 1990.

PIN# 135 47	ACCT# CO138R

Exhibit A-5

5400 South Gate Drive, Billings, Montana

Legal Description

Lot 6, Block 3, of Southgate Subdivision, 1st Filing, in the City of Billings, Yellowstone County, Montana, according to the official plat on file in the office of the Clerk and Recording of said County, under Document No. 1134402.

PIN #A24756

5400 Southgate Drive, Billings, Montana

                                                                                                                                   8

Exhibit B-1

2935 Warm Springs, Columbus, Georgia;

Personal Property

FURNITURE & FIXTURES
AS OF September 26, 2006

Guest Rooms Summary ( Guest Room Detailed Inventory Sheet Attached )

		Queen Rooms	44
		DBL Queen Rooms	30

118	Queen Sets
120	Art
149	Wall Lamps
23	Floor Lamps
51	Arm Chairs
69	Desk Chair
28	Easy Chair
73	Desk
74	Credenza
67	N. Stand
74	Mirror Framed
73	Hair Dryer
73	C. Radio
74	TV
75	HVAC
73	IN-Rm Safe
74	Telephones
8	Micro fridge

Lobby
1	table lamps
1	end tables
2	Chairs
1	large silk plants
3	misc. wall hangings
1	microwave
Vending Room
2	coin operated dryers
2	coin operated washers
1	Ice machine
2	tables
8	chairs
1	toaster
1	microwave
3	wood cupboards
1	pastry server
1	zenith TV
4	misc. wall hangings

Office and Front Desk
1	Mitel SX-200 phone system
1	American Express C/C imprinter
1	Muratec Copier/fax
2	sentry safe
1	Security W/ 5 monitors
1	ving card electronic key encoder
1	electronic labeler
1	first aid kit
1	desks
2	chairs
1	key cabinets
2	calculators
1	VCR
Property management System
Storage/Housekeeping/Laundry
3	rollaways
7	large housekeeping carts
1	washer
2	dryers
2	baby cribs
7	vacuums
1	Oasis station
1	sheet folder
2	mop bucket
5	laundry baskets
1	fans
1	wet vac

Maintenance Room
1	Step Ladder
1	box exit light bulbs
1	water hose
1	extension ladder
1	dollies
1	Blower
1	miscellaneous maintenance supplies
1	tool box w/miscellaneous tools
1	miscellaneous paint and supplies

GM Office
1	Dell PC W/Printer

1	Caculator
1	Desk
1	Chairs
2	File Cabinets
1	HVAC
Hallways & Stairs

12	Fire Ext

6	Fire Hoses
3	HVAC Units

Exhibit B-2

2773 Elder, Boise, Idaho

Personal Property

Boise Super 8 Motel

Inventory and equipment list

Number of queen beds on property	154
Number of king beds on property	10

Laundry room:

Washing machines
Wascomat W 185	1
Speed Queen	1

Dryers
Huebsch Originator	1
Speed Queen	2

Maid carts	8
Vacuums	8

Misc. Office

CanoScan N6700 Scanner
HP Deskjet 5940 Printer
Sharp EL Calculator
Canon P Calculator - 3
IBM Think Centre/Monitor?keyboard?mouse
Lexmark T630 Printer – not working
E-Machine CPU
STAR DP8340 printer
Cannon A4pqi Copier

Breakfast and snack area:
Square tables - 2
Chairs - 6
TV - 2
Stack washer and dryers - 2
Large upright freezer
Refrigerator
Airports
Toasters - 2
Microwave - 1

Lobby:

Leather Love seat - 1
Wingback chairs - 2
Chair / Ottoman - 1
Breakfast tables - 5
Breakfast chairs - 15
Coffee table - 1
End tables - 2
Table lamps - 2
Antique buffet - 1
Wooden rolling cart - 1
Shelf with glass doors bookcase - 1
Computer desk Mission style - 1
Desk chair - 1
Guest computer – 1 Monitor, mouse
Lexmark printer - 1
Wooden bench - 1

Ice Machines

Manitowoc - 1
Hoshizaki - 1

Phone System

Mitel SX 200

Pool Area:

Pool Vac - 1
White chairs - 8
Table with umbrella - 1
Bench - 1
Life preserver - 1
Pool hook - 1
Misc. testing equipment and supplies

Maintenance:

Misc. hand power tools
Misc. landscape tools, rakes, shovels, brooms
Leaf blower
Power Washer 2500 PSI
Step Ladder

Exhibit B-3

3089 South First Street, Terre Haute, Indiana

Personal Property

Terre Haute Super 8
FURNITURE & FIXTURES
AS OF September 26, 2006

Guest Rooms Summary ( Guest Room Detailed Inventory Sheet Attached )

	61	Queen Rooms
	54	DBL Queen Rooms
	2	King Rooms

168	Queen Sets
2	King Sets
170	Art
234	Wall Lamps
51	Floor Lamps
106	Arm Chairs
110	Desk Chairs
19	Easy Chair
117	Desk
119	Night Stand
117	Credenza
117	Mirrows Framed
117	Hair Dryer
117	Clock Radios
117	TV
117	HVAC
117	In-Room Safe
20	Micro Fridge
2	Sofa
2	Love Seat
117	Telephones
Lobby & Breakfast Area
2	small silk plants
2	large silk plants
3	luggage cart
6	misc. wall hangings
2	coin operated dryers
2	coin operted washers
2	Ice machine
15	tables
29	chairs
3	toaster
1	microwave

1	wood cupboards	18 feet of cupboard Space
1	pastry server
1	zenith tv
2	silk plants
4	Misc.Art Work
1	Mirrow
Office and Front Desk
1	Mitel SX 200
1	wall-mounted clock
1	American Express C/C imprinter
1	Brother Printer/Fax/Cpoier
1	sentry safe	1	Royal Paper Shredder
1	ving card electronic key encoder
1	electronic labeler	1	US Robotics Credit Card Modem
1	first aid kit	1	Lexmark MFC 8440 Printer
1	desks	1	HP Media Center PC w/Monitor & Keyboard
2	chairs	1	Uniden Cordless Telephone
2	file cabinets -	1	Phillips DVD Sound System
1	key cabinets	1	Small Bank Safe
2	calculators	1	Frigidaire 18 cu ft Fridge
1	VCR	4	Uniden 2 Way Radios
1	small table with chair	2	Regular Ironing Boards
3	TDD machine	4	Small Ironing Boards
1	PMS Motel1 & 2	6	Irons
	miscellaneous office supplies
1	Dell PC W Printer	1	Dell PC w/monitor and Keyboard
Storage/Housekeeping/Laundry
4	rollaways
7	large housekeeping carts	1	Frigidaire 18 cu ft Fridge
1	Folding Table
2	washer
3	dryers	1	Upright Freezer
3	baby cribs	1	Chest Freezer
8	vacuums
1	Oasis station
1	sheet folder
1	mop bucket
8	laundry baskets
1	fans
1	hand held vacuum
2	sled chair
2	case of hangers
1	cases lampshades

Maintenance Room
1	step ladder	1	2200 PSI Pressure Washer
1	shovel	1	Pick Axe
2	snow shovel	1	Leaf Rake
1	Grass rake	1	Hoover Carpet Extractor

2	water hose	1	Hose Cart
1	extension ladder	1	Carpet Dryer Blower
2	dollie	1	Room Odor Extractor
1	miscellaneous maintenance supplies
1	tool box w/miscellaneous tools
1	miscellaneous paint and supplies

GM Office
1	IBM Hard Drive	Motel 3	1	Mitel Superset 4025 Telephone
1	Monitor & Key Board	1	Dell PC w/Monitor & Keyboard
1	Printer	Dell AIO 942	1	Rechargable Wireless Mouse
1	Desk	1	Microfridge Electronic Safe
4	Chairs	1	Royal Paper Shredder
1	File Cabinets	1	Credenza
1	HVAC	1	End Table
1	Panasonic 27" TV	1	Wall Clock
Hallways & Stairs	1	Canon P100 Calculator

12	Fire Ext
5	HVAC Units

Exhibit B-4

130 High Street, Ellsworth, Maine

Personal Property

Ellsworth Comfort Inn
FURNITURE & FIXTURES
AS OF September 26, 2006

Guest Rooms Summary ( Guest Room Detailed Inventory Sheet Attached )

	2	Queen Rooms
	49	DBL Queen Rooms
	12	King Rooms

102	Queen Sets
10	King Sets
126	Art
201	Wall Lamps
10	Floor Lamps
99	Arm Chairs
14	Desk Chair
11	Easy Chair
14	Desk
49	Table
77	N. Stand
63	Credenza
63	Mirror Framed
63	Mirror Full
63	Hair Dryer
63	C. Radio
63	TV
63	HVAC
63	Iron & Board
10	Micro Fridge
63	Telephones
Lobby
3	table lamps
3	end tables
2	large silk plants
1	luggage cart
3	misc. wall hangings
5	chairs
Vending Room
1	Ice machine
11	tables
22	chairs
1	toaster

1	microwave
3	wood cupboards
2	zenith tv
2	silk plants
4	misc. wall hangings
2	Refrigerators For Food Storage

Office and Front Desk
1	Mitel SX-50 phone system
1	nabanco system and verifone printer
1	wall-mounted clock
1	American Express C/C imprinter
1	Brother fax machine
1	salvin copier
1	sentry safe
1	Security W/ 5 monitors
1	ving card electronic key encoder
1	Dell- PC for controlling electronic reader board
1	Dell PC With Printer On GM desk
1	first aid kit
1	desks
2	chairs
1	file cabinets -
1	key cabinets
2	calculators
1	VCR
1	small table with 2 chairs
1	TDD machine
1	Property management System w/2 stations

Storage/Housekeeping/Laundry
2	rollways
5	large housekeeping carts
1	washer
2	dryers
2	baby cribs
5	vacuums
1	Oasis station
1	sheet folder
1	mop bucket
4	laundry baskets
1	wet vac
1	step ladder

Maintenance Room
wheelbarrow
shovel
2	snow shovel
box exit light bulbs
2	water hose
soaker hoses

extension ladder
1	dolly
doors
electric weed eater
1	miscellaneous maintenance supplies
1	tool box w/miscellaneous tools
1	miscellaneous paint and supplies

Exercise Room
1	RCA TV
2	Life Cycle Pedal Units
1	Life Step
1	Hoist Fitness Weight Machine
1	HVAC
1	Crdenza

Hallways & Stairs

6	Fire Ext
1	HVAC Units

Exhibit B-5

5400 South Gate Drive, Billings, Montana

Personal Property

Billings Super 8 Motel
Inventory and Misc.

Number of queen bends on property	146
Number of king beds on property	8

Laundry room:

Washing Machines
MILNOR System 4
UNIMAC UV60PVQU 7001

Dryers
UNIMAC UTF57NRMF661 WD4 (2)
SPEED QUEEN (2)

Misc. laundry and housekeeping equipment:

Sensor Vacs - 8
Main Carts - 8
Mops and buckets
Maid Caddies - 12

Maintenance Equipment and Supplies
Misc. maintenance supplies
Commercial shampooer - 1
Bissal Carpet cleaner - 1
Step ladder 7 ft - 1
Small sprayer
Various misc. power and hand tools
Utility cart - 1
Shop vac - 1
Outside storage shed

Snack and breakfast area
Coin op washers - 2
Coin op stack drying - 2
Breakfast plastic display unit - 1
Juice dispenser
Breakfast tables - 6
Breakfast chairs - 22
Refrigerators - 2
Freezer – 1

Meeting room
Tables - 13
Chairs - 36
Chairs with arms - 6
Table cloths - 36
AV Cart - 1
Television - 1
Flip Boards - 1

Telephone System
Mitel 50

Lobby Area
Leather recliners - 2
Sofa - 1
Upholstered chairs - 2
Floor area rugs - 2
Antique oak wood table, round - 1
Oak Chairs - 4
Antique upright piano - 1
Antique side bar buffet - 1
End tables and lamps - 2
Coffee table square - 1

Managers office and front desk
Desks - 2
Office chair - 1
Printer – 4 in 1 - 1
Safe - 1
Lateral file cabinet - 1
Computer printers - 4
File cabinets - 3
Wall cabinets - 2
Copier - 1
Fax Machine - 1
Front Desk property management systems with 3 monitors and 3 file servers
Personal Computers for guests - 2
Adding machines - 3
Compact refrigerator/freezer - 1

Exercise Room
Treadmill - 1
Weight center - 1

Stair stepper - 1
Bicycle - 1

Exhibit C

Covenants & Restrictions

SITE SPECIFIC:

2935 Warm Springs, Columbus, Georgia

1.	Lack of Access to Columbus-Manchester Expressway, as disclosed by survey of Moon, Meeks & Patrick, Inc. dated April 17, 1984, recorded in Plat Book 87, page 68, Muscogee County, Georgia records.
2.	Easement for the installation and maintenance of one anchor and pole with wires, dated November 2, 1966 by Retro, Inc. to Georgia Power Company, recorded in Deed Book 1095, page 99, aforesaid records.
3.	Temporary Construction Easement left of Project Number H-8016(1) Construction Centerline Station 64 + 31.12 to left of Project Number M-8016(1) Construction Centerline Station 66 + 29.24.
4.	Temporary Driveway Easement left of Project Number M-8016(1) Construction Centerline Station 64 + 91 to left of Project Number M-8016(1) Construction Centerline Station 65 + 31.
5.	Easement to Georgia Power Company dated March 6, 1985, recorded in Deed Book 2437, page 181, aforesaid records.
6.

Two Agreements (terminable by notice) between Harley H. Hoffman and Naegele Outdoor Advertising Co. pursuant to which two bill board signs are maintained on the Property, as referred to in the warranty Deed from Harley H. Hoffman to Columbus, Georgia Super 8 Motel, Inc., dated November 15, 1984, recorded in Deed Book 2385, page 269, aforesaid records.

2773 Elder, Boise, Idaho

1.	Covenants, conditions, restrictions and easements contained in Deed to the State of Idaho, conveying a portion of the property adjoining, recorded January 31, 1967 as Instrument No. 657186.
2.	Covenants, conditions, restrictions and easements contained in Deed recorded October 11, 1973 as Instrument No. 863275.
3.

Easement containing certain terms, conditions and provisions affecting a portion of said premises and for the purposes stated herein in favor of Boise City, a Municipal corporation, recorded April 2, 1978 as Instrument No. 7816764.

4.

Avigation Easement containing certain terms, conditions and provisions affecting a portion of the premises and for the purposes stated herein in favor of Boise City, a municipal corporation recorded January 12, 1978, as Instrument No. 7801966.

3089 South First Street, Terre Haute, Indiana

1.	Limited access to United States Highway I-70 on south, established by deed dated July 11, 1961, executed to the State of Indiana, recorded September 11, 1964 in Deed Record 325, Page 542.
2.

Twelve foot water line easement off the East side of tract, granted to the Terre Haute Water Works Corporation by instrument dated January 20, 1963 and recorded April 7, 1964 in Deed Record 333, page 520.

3.	Right-of-Way of South First Street over 30 feet off the East side of tract, reserved by deed dated December 31, 1968, executed Honey Creek Corporation to Illiana Telecasting Corp., recorded December 31, 1968 in Deed Record 346, page 959-2.

4.

Sewer facilities rights in favor of Honey Creek Corporation, established by Agreement dated December 31, 1968, executed by Honey Creek Corporation and Harry J. Adams, Adams-Pontiac, Inc. and Adams Truck, Inc., recorded January 10, 1969 in Misc. Record 167, page 764-2.

5.

Restrictive use provisions contained in Article XX of Lease dated October 13, 1967, executed by Honey Creek Square, Inc., as Landlord, to Honey-Creek Root Store Co., Inc. as Tenant, recorded December 11, 1967 in lease Record 5, page 244.

6.	Memorandum of Lease dated January 23, 2001 between Trans-Care Inc., as Landlord and MOA Hospitality, Inc. recorded on February 5, 2001 as Document No. I 20011612.

130 High Street, Ellsworth, Maine

1.	Easement to Maine Central Railroad Company and Northern Lights, Inc., dated April 16, 1987, and recorded in Book 1632, page 357.
2.

Reciprocal Easement Agreement by and between Econo Lodges Development Corporation and B&B Properties and rights of any person in and to an easement appurtenant across adjacent parcels, as set forth in the Reciprocal Easement Agreement recorded in Book 1900, page 425.

5400 South Gate Drive, Billings, Montana

1.	Instrument entitled “Waiver” recorded December 15, 1982 in Book 1242, under Document No. 1248950.
2.	Electrical Easement granted to The Montana Power Company dated February 19, 1993, in Book 1390, under Document No. 1671918 in the records of Yellowstone County, Montana.
3.	Instrument entitled “Amended Resolution”, filed November 10, 1993 under Document No. 1712649 in the records of Yellowstone County, Montana.

Exhibit D

Surveys

2935 Warm Springs, Columbus, Georgia

Survey prepared by Donaldson, Garret & Associates, Inc. (4875 Riverside Drive, Macon, GA 31210 Phone: (912) 474-5350) dated July 31, 1995. Drawing No.: 2414-95-C.

2773 Elder, Boise, Idaho

Survey prepared by Tealey’s Land Surveying (2501 Bogus Basin Rd., Boise, ID 83701 Phone: (208) 385-0636) dated March, 2003. Job No. 1326-1.

3089 South First Street, Terre Haute, Indiana

Survey prepared by Myers Engineering, Inc. (500 S. 9th Street, Suite C, Terre Haute, IN 47807 Phone: (812) 238-9731) dated March 6, 2003 and revised on June 17, 2003 and July 8, 2003. Drawing No.: TM03--170

130 High Street, Ellsworth, Maine

Survey prepared by Herrick & Salsbury Inc. (67 Franklin Street, Ellsworth, Maine 04605 Phone: (207) 667-7370) dated June 30, 2003. Job No.: 2557B.

5400 South Gate Drive, Billings, Montana

Survey prepared by Engineering, Inc. (1001 So. 24th Street West, Billings, MT 59108-1345 Phone: (406) 656-5255) dated March 28, 2003 and revised on June 20, 2003. Project No. 81094.03

Exhibit E

Installment Assessments

None

Exhibit F

Leases

2935 Warm Springs, Columbus, Georgia:	None
2773 Elder, Boise, Idaho:	None

3089 South First Street, Terre Haute, Indiana:

Lease dated January 23, 2001 between Trans-Care, Inc. and MOA Hospitality, Inc.

130 High Street, Ellsworth, Maine:	None
5400 South Gate Drive, Billings, Montana:	None

Exhibit G

Litigation

None

Exhibit H

Contracts

2935 Warm Springs, Columbus, Georgia

Name of Vendor	Service	Date of Agreement	Cost
Charter Business	Cable	7/3/03, amended 8/12/05	$700/month
Viacom (CBS)	Billboard	1/10/06	$1,050/month
City of Columbus	Lighting	2/1/00	$43/month
SVI	Pay Per View	________, 1997	10% Comm. of Total Sales/month
Georgia Logos	Highway Logo	7/10/05	$850/month
Wi-Fi	Internet Service	3/9/05	$98/month

2773 Elder, Boise, Idaho

Name of Vendor	Service	Date of Agreement	Cost
The Arc	Job coach	2/10/06	$3.35/room
Young Electric Sign	Maintenance Contract	7/28/05	$279.95/month
DOT Highway Signs
Elizabeth Younger Agency	Airport Signage & Advertising	5/31/06	$4,800/year
Otis Elevator	Elevator Contract
Dex Media	Yellow Page Advertising	01/2006	$116.30/month
Yellow Book	Yellow Page Advertising
Ikon Copier	Maintenance Contract
Pavement Specialties of Idaho, Inc.	Paving	4/06/06	$1,950

Allied Waste Systems	Trash Removal	8/14/06
Fire Technology	Fire Alarm Monitoring & Maintenance Contract	4/1/98	$35/month
Cableone	Cable TV
e-Communications	Wireless Internet
Electric Lightwave	Telephone service
American Telephone	Phone equipment maintenance contract
Steritech	Pest Control
Culligan	Water softner maintenance
Travelers Discount Guide	Coupon
Cendant Technical Support	Property Management System Warranty
Senske	Pest control for outside plants & Sprinkler Service
Ecolab	Pool chemicals
General Fire	Services Fire Extinguisher	Yearly or Monthly Service but No Contract
Curtis Clean Sweep	Monthly parking lot sweep; yearly snow removal	Yearly or Monthly Service but No Contract
Nulook Carpet Cleaning	Monthly carpet cleaning	Yearly or Monthly Service but No Contract
Fikes NW	Hallway air fresheners and refill, monthly	Yearly or Monthly Service but No Contract

3089 South First Street, Terre Haute, Indiana

Name of Vendor	Service	Date of Agreement	Cost
K&M Enterprises	Sign Pole Lease	5-1-06	$350/month
Indiana Logo Sign Group	Highway Logo Signs	6-1-04	$3,216/year
Time Warner	Cable TV	11-15-04-	$1431.34/month
Jamax	Trash Pick Up	11-21-02	$227.80/month
Wi-Fi	Internet Service	8-18-06	$590/quarter
Lamar	Billboard	9-21-06	$1,215/month
Otis	Elevator	8-4-04	$146.85/month
Travelers Discount Guide	Coupon Book	1-03-06	$345/month
Trans-Care, Inc.	Truck Parking Lot Lease	1-31-01	$40,000 prepaid, amortized monthly

130 High Street, Ellsworth, Maine

Name of Vendor	Service	Date of Agreement	Cost
Adelphia	Cable TV	10-1-93	$1,023/month
Wi Fi	Internet Service	5-11-06	$189/quarter
Eastern Sprinkler Services Incorporated	Sprinkler Testing	1-26-06	$270/year
Dell	PMS	8-24-05	$355/month
Choice Hotels	Software for PMS	8/24/05	$481.69/month

5400 South Gate Drive, Billings, Montana

Name of Vendor	Service	Date of Agreement	Cost

Montana Motorist Info	Highway Exit Signs	9/11/02	$1,379.40
Olde Media	Outdoor Advertising Display Contract	3/28/04	$550
Travelers Discount Guide	Coupon	7/30/06	$330.42/month
e-Communication	Wireless Service & Support	5/4/05	$218/month
Bresnan Communication	Internet Access	6/20/05	$119.95/month
Bresnan Communication	Cable TV Service	9/2/99	$484.88/month

Exhibit I

Non-Compete Agreement

NON-COMPETITION AGREEMENT

THIS NON-COMPETITION AGREEMENT, dated ______________, 2006, is made by and between SUPERTEL LIMITED PARTNERSHIP, a Virginia limited partnership (“Supertel”), MOA HOSPITALITY INC., a Delaware corporation (“Company”), and PAUL F. WALLACE (“Principal“).

RECITALS:

•     Supertel has entered into an Agreement of Purchase and Sale (the “Purchase Agreement”) with Motels of America LLC (“MOA”), an affiliate of the Company, and Bond Street Associates LLC (“BSA” and together with MOA, the “Seller”), dated ________________, 2006, whereby Supertel has agreed to purchase from the Seller those certain motels identified by the street addresses on Exhibit A attached hereto and made a part hereof (collectively, “the Property” and individually, “a Property”).

•     The Principal is the indirect owner of a majority interest in the Company and MOA.

•     As an essential component of the consideration for Supertel to pay Seller the purchase price for the Property, Company has agreed that Company and the Principal will not compete against Supertel’s operation of the Property, and Company and the Principal are willing to agree to such a restriction, on the terms and conditions set forth herein.

W I T N E S S E T H :

NOW, THEREFORE, in consideration of the mutual agreements, provisions and the covenants contained herein, the parties hereto agree as follows:

•     Non-Competition. In accordance with the obligations and requirements of the Purchase Agreement, Company and the Principal agree that from the date of this Non-Competition Agreement until ___________, 20___ [five (5) years], within the “Trade Area” (as defined below) neither Company nor the Principal shall (a) engage in any capacity whatsoever in any business (whether as promoter, owner, officer, director, employee, partner, shareholder, member, lessee, lessor, lender, agent, consultant, broker, commission salesman or otherwise) of a type competitive, directly or indirectly, with Supertel’s operation of the Property, as limited service motels/hotels nor (b) have an interest in any corporation, partnership, joint venture or limited liability company (other than less than a ten (10%) percent interest in a publicly traded company) engaged in any business of a type competitive, directly or indirectly, with Supertel’s operation of the Property as limited service motels/hotels. For purposes of the foregoing, a long-stay or full service motel or hotel property shall not be deemed to be directly or indirectly competitive with Supertel’s operation of the Property. The Trade Area shall mean any area located within fifteen (15) miles of any borders of a Property.

•     Remedies. If either Company or the Principal fails to keep and perform its covenants under this Non-Competition Agreement, Supertel shall be entitled to specifically enforce the same by injunction in equity in addition to any other remedies which Supertel may have. If any portion of Section 1 above shall be invalid or unenforceable, such invalidity or unenforceability shall in no way be deemed or construed to affect in any way the enforceability of any other portion of Section 1 hereof. If any court in which Supertel seeks to have the provisions of this Non-Competition Agreement specifically enforced determines that the activities, time or geographical area hereinabove specified are too broad, such court may determine a reasonable activity, time or geographical area and shall specifically enforce this Non-Competition Agreement for such reasonable activity, time and geographical area.

•     Non-Waiver. The failure of either party to insist in any one or more instances upon performance of any of the terms or conditions of this Non-Competition Agreement shall not be construed as a waiver or a relinquishment of any right granted hereunder, or of the future performance of any such term, covenant or condition, but the obligations of either party with respect thereto shall continue in full force and effect.

•     Assignment. This Non-Competition Agreement shall not be assignable by either party and any purported assignment hereof shall be deemed invalid.

•     Entire Agreement. This Non-Competition Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof.

•     Applicable Law. This Non-Competition Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of Nebraska.

IN WITNESS WHEREOF, this Non-Competition Agreement has been executed by the parties as of the date first written above.

SUPERTEL LIMITED PARTNERSHIP, a Virginia limited partnership
By: Supertel Hospitality REIT Trust Title: General Partner
By:
Name: Title:
MOA HOSPITALITY, INC., a Delaware corporation
By:
Name: Title:
PAUL F. WALLACE

Exhibit J

Permits & Licenses

2935 Warm Springs, Columbus, Georgia

1.	Two (2) Boiler Permits issued by the Columbus Health Department dated 11/28/05.
2.	Sanitation Inspection dated 4/25/06 issued by the Georgia Department of Human Resources – Division of Public Health.
3.	Business license dated 4/28/06 issued by City of Columbus, Georgia.
4.	Sales & Use Permit issued by the State of Georgia effective 9/15/95.
5.	Tourist Accommodation Permit dated 7/1/06 issued by the Georgia Department of Human Resources.
6.	Certificate of Occupancy dated 12/31/85 issued by the City of Columbus.

2773 Elder, Boise, Idaho

1.	Certificate of Occupancy issued 1/4/80.

3089 South First Street, Terre Haute, Indiana

1.	Registered Retail Merchant Certificate issued 6-30-99 by the Indiana Department of Revenue.
2.	Certificate of Inspection issued by the Indiana State Building Commissioner dated 6/30/04.
3.	Operating Certificate issued 3-21-06 by the Division of Fire and Building Safety.
4.	Certificate of Occupancy dated 2-19-85 issued by Vigo County, Indiana

130 High Street, Ellsworth, Maine

1.	Permit Issued 3/20/96 to operate as a lodging establishment issued by the City of Ellsworth.
2.	Permit for Sleeping Rooms/Lodging Place issued 12/29/05 by the State of Maine.
3.	Certificate of Occupancy dated 10/5/93 issued by the City of Ellsworth.

5400 South Gate Drive, Billings, Montana

1.	License issued 1/5/06 by the Montana Department of Public Health and Human Services for Public Accommodations.
2.	Certificate of Operation issued on 6/16/05 for Elevator Operation.
3.	Business Certificate issued 3/30/06 by the City of Billings.
4.	Certificate of Occupancy issued 10/3/89 by the City of Billings.

Exhibit K

Gift Certificates

None